                                                                HEI Exhibit 13.1
                                                                ----------------

Hawaiian Electric Industries, Inc.
2001 Annual Report to Stockholders

Contents
--------------------------------------------------------------------------------

2    Forward-Looking Statements

3    Selected Financial Data

4 Management's Discussion and Analysis of Financial Condition and Results of Operations

25   Quantitative and Qualitative Disclosures about Market Risk

30   Independent Auditors' Report

31   Consolidated Financial Statements

65   Directors and Executive Officers

66   Stockholder Information

                           Forward-Looking Statements
--------------------------------------------------------------------------------

This report and other presentations made by Hawaiian Electric Industries, Inc.
(HEI) and its subsidiaries contain "forward-looking statements," which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, expenses, earnings or losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.

     Risks, uncertainties and other important factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the following:

..    the effects of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries and the Hawaii housing market;

..    the effects of weather and natural disasters;

..    the effects of terrorist acts and the war on terrorism;

..    the timing and extent of changes in interest rates;

..    the risks inherent in changes in the value of and market for securities available for sale;

..    product demand and market acceptance risks;

..    increasing competition in the electric utility and banking industries;

..    capacity and supply constraints or difficulties;

..    fuel oil price changes and the continued availability to the electric utilities' of their energy cost adjustment clauses;

..    new technological developments;

..    federal, state and international governmental and regulatory actions, including changes in laws, rules and regulations applicable to HEI and its subsidiaries; decisions by the Hawaii Public Utilities Commission in rate cases and other proceedings and by other agencies and courts on land use, environmental and other permitting issues; required corrective actions (such as with respect to environmental conditions, capital adequacy and business practices); and changes in taxation;

..    the effects of changes by securities rating agencies in the ratings of the securities of HEI and Hawaiian Electric Company, Inc. (HECO);

..    the results of financing efforts;

..    the ultimate net proceeds from the disposition of assets and settlement of liabilities of discontinued or sold operations;

..    the ultimate outcome of tax positions taken, including with respect to discontinued operations;

..    the risks inherent in holding for sale financial instruments whose market values may change; and

..    other risks or uncertainties described elsewhere in this report and in other periodic reports previously and subsequently filed by HEI and/or HECO with the Securities and Exchange Commission.

     Forward-looking statements speak only as of the date of the report, presentation or filing in which they are made.

Selected Financial Data
------------------------------------------------------------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries
Years ended December 31                                          2001           2000          1999          1998          1997
------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
Results of operations
Revenues..............................................   $  1,727,277   $  1,732,311   $ 1,518,826   $ 1,480,392   $ 1,457,402
Net income (loss)
    Continuing operations.............................   $    107,746   $    109,336   $    96,426   $    97,262   $    93,333
    Discontinued operations...........................        (24,041)       (63,592)          421       (12,451)       (6,891)
------------------------------------------------------------------------------------------------------------------------------
                                                         $     83,705   $     45,744   $    96,847   $    84,811   $    86,442
==============================================================================================================================
Basic earnings (loss) per common share
    Continuing operations.............................   $       3.19   $       3.36   $      3.00   $      3.04   $      2.98
    Discontinued operations...........................          (0.71)         (1.95)         0.01         (0.39)        (0.22)
------------------------------------------------------------------------------------------------------------------------------
                                                         $       2.48   $       1.41   $      3.01   $      2.65   $      2.76
==============================================================================================================================
Diluted earnings per common share.....................   $       2.47   $       1.40   $      3.00   $      2.64   $      2.75
==============================================================================================================================
Return on average common equity.......................            9.5%           5.4%         11.6%         10.3%         10.9%
==============================================================================================================================
Return on average common equity-continuing
 operations *.........................................           12.2%          13.0%         11.5%         11.8%         11.8%
==============================================================================================================================

Financial position **
Total assets..........................................   $  8,517,943   $  8,518,694   $ 8,288,647   $ 8,194,367   $ 7,794,701
Deposit liabilities...................................      3,679,586      3,584,646     3,491,655     3,865,736     3,916,600
Securities sold under agreements to repurchase .......        683,180        596,504       661,215       523,800       386,691
Advances from Federal Home Loan Bank .................      1,032,752      1,249,252     1,189,081       805,581       736,474
Long-term debt .......................................      1,145,769      1,088,731       977,529       899,598       794,621
HEI- and HECO-obligated preferred securities of
 trust subsidiaries...................................        200,000        200,000       200,000       200,000       150,000
Preferred stock of subsidiaries
    Subject to mandatory redemption...................             --             --            --        33,080        35,770
    Not subject to mandatory redemption...............         34,406         34,406        34,406        48,406        48,293
Stockholders' equity..................................        929,665        839,059       847,586       826,972       814,681
Common stock
Book value per common share **........................          26.11          25.43         26.31         25.75         25.54
Market price per common share
    High..............................................          41.25          37.94         40.50         42.56         41.50
    Low...............................................          33.56          27.69         28.06         36.38         32.88
    December 31.......................................          40.28          37.19         28.88         40.25         40.88
Dividends per common share............................           2.48           2.48          2.48          2.48          2.44
Dividend payout ratio.................................            100%           176%           82%           94%           88%
Dividend payout ratio-continuing operations...........             78%            74%           83%           82%           82%
Market price to book value per common share **........            154%           146%          110%          156%          160%
Price earnings ratio ***..............................           12.6x          11.1x          9.6x         13.2x         13.7x
Common shares outstanding (thousands) **..............         35,600         32,991        32,213        32,116        31,895
    Weighted-average..................................         33,754         32,545        32,188        32,014        31,375
Stockholders ****.....................................         37,387         38,372        39,970        40,793        41,430
------------------------------------------------------------------------------------------------------------------------------
Employees **..........................................          3,189          3,126         3,262         3,722         3,672
------------------------------------------------------------------------------------------------------------------------------

*    Net income from continuing operations divided by average common equity.

**   At December 31.

*** Calculated using December 31 market price per common share divided by basic earnings per common share from continuing operations.

**** At December 31. Registered stockholders plus participants in the HEI
     Dividend Reinvestment and Stock Purchase Plan who are not registered stockholders. At February 13, 2002, HEI had 37,252 registered stockholders and participants.

In December 1997, ASB acquired most of the Hawaii operations of Bank of America, FSB. The Company discontinued its residential real estate operations in 1998 and its international power operations in 2001. See Note 14, "Discontinued operations," in the "Notes to Consolidated Financial Statements." Also see "Commitments and contingencies" in Note 3 in the "Notes to Consolidated Financial Statements" for a discussion of certain material contingencies that could adversely affect future results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

The following discussion should be read in conjunction with Hawaiian Electric Industries, Inc.'s (HEI's) consolidated financial statements and accompanying notes.

                                    Strategy
                                    --------
HEI's strategy is to focus its resources on its two core operating businesses that provide electric public utility and banking services in the State of Hawaii. The success of this strategy will be heavily influenced by whether the state achieves improvements in general economic conditions and growth in tourism.

     In addition to improvements in general economic conditions and growth in tourism, keys to achieving returns from the electric utility business are ensuring customer satisfaction and containing costs. With large power users in the electric utilities' service territories, such as the U.S. military, hotels and state and local government, management believes that maintaining customer satisfaction is a critical component in achieving kilowatthour (KWH) sales and revenue growth in Hawaii over time. The electric utilities have established programs that offer customers specialized services and energy efficiency audits to aid them in saving on energy costs. The utilities have also undertaken cost containment measures to control costs in the current economic environment. For example, the electric utilities have implemented an integrated computer system that has allowed the consolidation of certain accounting and purchasing functions, thereby streamlining business processes, cutting labor costs, lowering inventory and realizing savings from purchase volume discounts.

     American Savings Bank, F.S.B. and its subsidiaries (collectively, ASB) is expanding its traditional consumer focus to be a full-service community bank serving both individual and business customers. Key to ASB's success will be its ability to increase its net interest income while minimizing loan losses. ASB is gradually enhancing its loan portfolio through diversification from single-family home mortgages to higher-yielding business and commercial real estate loans. To manage this shift in assets, ASB has hired experienced business lending personnel and has established an appropriate risk management infrastructure.

     HEI and its subsidiaries (collectively, the Company) from time to time considers various strategies designed to enhance its competitive positions and to maximize shareholder value. These strategies may include the formation of new subsidiaries or the acquisition or disposition of existing businesses. The Company may from time to time be engaged in preliminary discussions, either internally or with third parties, regarding potential transactions. Management cannot predict whether any of these strategies or transactions will be carried out or, if so, whether they will be successfully implemented.

                              Results of operations
                              ---------------------
The Company reported basic earnings per share from continuing operations of $3.19 in 2001 compared to $3.36 in 2000, reflecting the improved results of the electric utility and bank segments, more than offset by higher losses in the "other" segment and the impact of more shares outstanding. Basic earnings per share for 2001 increased 76% from 2000 primarily due to lower net losses from discontinued operations.

     The electric utilities' net income for 2001 increased 1% from 2000 as electric utility KWH sales increased by 1.1%. ASB reported 19% higher net income for 2001 reflecting gains on sales of "available-for-sale" securities and higher fee income. The "other" segment reported $10.5 million higher net losses in 2001 compared to 2000 primarily due to investment losses and higher interest expense. The net loss from discontinued operations for 2001 decreased 62% from 2000. In 2001, the HEI Board of Directors adopted a plan to exit the international power business and a net loss of $23.6 million was recorded for the year, including the write-off of a China project and the writedown of an investment in Cagayan Electric Power & Light Co., Inc. (CEPALCO). In 2000, the net loss of $63.6 million for discontinued operations was primarily due to the losses from and write-off of HEI Power Corp.'s (HEIPC's) indirect investment in East Asia Power Resources Corporation (EAPRC), a Philippines holding company primarily engaged in the electric generation business in Manila and Cebu.

     Because its core businesses are providing local electric utility and banking services, HEI's operating results are significantly influenced by the strength of Hawaii's economy, which in turn is influenced by economic conditions in the mainland U.S. (particularly California) and Asia (particularly Japan) as a result of the impact of those conditions on tourism. After a long and slow recovery period, Hawaii's economy was showing signs of growth as evidenced by the record high 7 million visitor arrivals in 2000. Since tourism accounts for about a quarter of the state's economic output, Hawaii's economy weakened after the September 11, 2001 terrorist attacks due to the downturn in air travel, both domestically and internationally. Visitor arrivals to Hawaii in September 2001 fell by 34% compared with the same period a year ago. The downturn in tourism-related businesses initially resulted in job layoffs throughout the state, further weakening Hawaii's economy. However, Hawaii's economy has partially recovered. By the end of December, visitor arrivals had recovered to almost 90% of year-ago levels, with domestic arrivals above 2000 levels and international arrivals, mainly from Japan, at 70% of 2000 levels. For 2001, visitor arrivals declined by 9% from 2000. The State of Hawaii estimates that, for the year 2001, total jobs have increased by 0.4% and real gross state product has grown by 1.2%, less than one-half of the growth rate predicted prior to September 11, 2001. The negative impact on the state's economy due to the decline in tourism has been offset to some degree by strength in the construction industry and the stability of expenditures by the federal government.

Following is a general discussion of HEI's consolidated results that should be read in conjunction with the segment discussions that follow.

Consolidated
------------------------------------------------------------------------------------------------------
                                                                      %                   %
(in millions, except per share amounts)                   2001   change        2000  change       1999
------------------------------------------------------------------------------------------------------
Revenues ...........................................   $ 1,727       -- %   $ 1,732      14%    $1,519
Operating income ...................................       256       (1)        258       8        239

Income from continuing operations ..................   $   108       (1)    $   109      13     $   96
Gain (loss) from discontinued operations ...........       (24)     (62)        (63)     NM          1
------------------------------------------------------------------------------------------------------
Net income .........................................   $    84       83     $    46     (53)    $   97
======================================================================================================
Basic earnings (loss) per share
   Continuing operations ...........................   $  3.19       (5)    $  3.36      12     $ 3.00
   Discontinued operations .........................     (0.71)     (64)      (1.95)     NM       0.01
------------------------------------------------------------------------------------------------------
                                                       $  2.48      (76)    $  1.41     (53)    $ 3.01
======================================================================================================
Weighted-average number of common shares
 outstanding .......................................      33.8        4        32.5       1       32.2
Dividend payout ratio ..............................       100%                 176%                82%
Dividend payout ratio - continuing operations ......        78%                  74%                83%

NM  Not meaningful

.. The increase in 2001 net income from 2000 was due to the lower losses from discontinued operations, the electric utilities' 1% higher net income and ASB's 19% higher net income, partly offset by the "other" segment's 57% higher net losses primarily due to investment losses and higher interest expense due to higher average borrowings.

.. The decrease in 2000 net income from 1999 was due to the losses from and the write-off of the investment in EAPRC. In 2000, the electric utilities' net income increased 16% and ASB's net income increased 15% from 1999.

.. Shareholder dividends are declared and paid quarterly by HEI at the discretion of HEI's Board of Directors. HEI's Board maintained the 2001 annual dividends per common share at $2.48. The annual dividend per common share was $2.48 in each of 2000 and 1999.

.. HEI and its predecessor company, Hawaiian Electric Company, Inc. (HECO), have paid dividends continuously since 1901. On January 22, 2002, HEI's Board maintained the quarterly dividend of $0.62 per common share. At the indicated annual dividend rate of $2.48 per share and the closing share price on February 13, 2002 of $42.58, HEI's dividend yield was 5.8%.

Following is a general discussion of revenues, expenses and net income or loss by business segment. Additional segment information is shown in Note 2 in the "Notes to Consolidated Financial Statements."

Electric utility
--------------------------------------------------------------------------------------------------------
(in millions, except per barrel amounts                                     %                 %
 and number of employees)                                       2001   change     2000   change     1999
---------------------------------------------------------------------------------------------------------
Revenues /1/...............................................   $1,289      1%     $1,277   21%     $1,055
Expenses
   Fuel oil ...............................................      347     (4)        363   67         217
   Purchased power ........................................      338      9         311   13         276
   Other ..................................................      410     --         410    6         387
Operating income ..........................................      194     --         193   11         175
Allowance for funds used during construction ..............        6    (22)          8   22           7
Net income ................................................       88      1          87   16          75
Return on average common equity ...........................     10.4%              10.7%             9.4%
Average price per barrel of fuel oil /1/ ..................   $33.49     --      $33.44   63      $20.46
Kilowatthour sales ........................................    9,370      1       9,272    3       8,985
Number of employees (at December 31) ......................    1,930     (1)      1,941   (2)      1,975

/1/ The rate schedules of the electric utilities contain energy cost adjustment clauses through which changes in fuel oil prices and certain components of purchased energy costs are passed on to customers.

.. In 2001, the electric utilities' revenues increased by 1%, or $12 million, from 2000 due to a 1.1% increase in KWH sales of electricity ($12 million) and a Hawaii Electric Light Company, Inc. (HELCO) rate increase ($6 million), partly offset by lower energy costs ($9 million). The increase in KWH sales was primarily due to an increase in the number of customers and warmer temperatures, which result in higher residential and commercial air conditioning usage. Through August 2001, KWH sales were up 1.6%. However, declining tourism and the weakened economy after the September 11, 2001 terrorist attacks caused a 0.4% decrease in KWH sales in the fourth quarter compared to the same period last year. Operating income for 2001 was comparable to 2000. Fuel oil expense decreased 4% due primarily to fewer KWHs generated. Purchased power expense increased 9% due primarily to higher purchased capacity payments resulting from increased capacity (including a new independent power producer (IPP) in August
2000), higher availability and more KWHs purchased, partly offset by lower energy prices. Other expenses were flat reflecting a 6% decrease in maintenance expense, offset by a 1% increase in other operation expense, a 2% increase in depreciation expense and a 1% increase in taxes, other than income taxes. The allowance for funds used during construction (AFUDC) for 2001 was 22% lower than 2000 due to a lower base on which AFUDC is calculated. Interest expense decreased 3% from 2000 due to lower short-term borrowings and lower interest rates.

.. In 2000, the electric utilities' revenues increased by 21%, or $222 million, from 1999 due to higher fuel oil prices ($187 million) and a 3.2% increase in KWH sales of electricity ($30 million). The increase in KWH sales was primarily due to the improvement in Hawaii's economy, an increase in the number of customers and warmer weather. Although the December 2000 average price per barrel of fuel oil increased 47% over December 1999, the typical monthly residential bill for 600 KWHs increased between only 11% and 27%. In spite of the increase in rates due to higher fuel prices, the electric utilities' KWH sales increased. Operating income for 2000 increased by 11% compared to 1999 as a result of higher KWH sales and lower other operation expenses. Fuel oil expense increased 67% due primarily to higher fuel oil prices and more KWHs generated. Purchased power expense increased 13% due primarily to higher fuel oil prices and more KWHs purchased. The 6% increase in other expenses was due to a 20% increase in taxes, other than income taxes, resulting from increased revenues, and a 6% increase in depreciation expense as a result of plant additions, partly offset by a 2% decrease in other operation and maintenance expenses. Other operation and maintenance expenses in 2000 were lower primarily due to a decrease of approximately $19 million in pension and other postretirement benefit expenses. The lower pension and other postretirement benefit expenses were partly due to an increase in the discount rate (from 6.50% at December 31, 1998 to 7.75% at December 31, 1999) and a change in the method of determining market-related value of retirement benefit plan assets. See Note 9 in the "Notes to Consolidated Financial Statements." Partly offsetting the impact of decreased pension and other postretirement benefit expenses were more station maintenance and transmission and distribution maintenance expenses. AFUDC for 2000 was 22% higher than 1999 due to a higher base on which AFUDC is calculated.

Recent rate requests

HEI's electric utility subsidiaries initiate Public Utilities Commission of the State of Hawaii (PUC) proceedings from time to time to request electric rate increases to cover rising operating costs (e.g., the cost of purchased power) and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability. As of February 13, 2002, the return on average common equity (ROACE) found by the PUC to be reasonable in the most recent final rate decision for each utility was 11.40% for HECO (decision and order (D&O) issued on December 11, 1995, based on a 1995 test year), 11.50% for HELCO (D&O issued on February 8, 2001, based on a 2000 test year) and 10.94% for Maui Electric Company, Limited (MECO) (amended D&O issued on April 6, 1999, based on a 1999 test year). For 2001, the actual simple average ROACEs (calculated under the rate-making method and reported to the PUC) for HECO, HELCO and MECO were 11.46%, 7.89% and 10.34%, respectively.

     HECO has not initiated a rate case for several years, but in 2001 it committed to initiate a rate case within three years, using a 2003 or 2004 test year, as part of the agreement described below under "Other regulatory matters."

     The following are summaries of the most recent rate proceedings initiated by HELCO and MECO.

Hawaii Electric Light Company, Inc. In October 1999, HELCO filed a request to
----------------------------------
increase rates by 9.6%, or $15.5 million in annual revenues, based on a 2000 test year. In early 2001, HELCO received a final D&O from the PUC authorizing an $8.4 million, or 4.9% increase in annual revenues, effective February 15, 2001 and based on an 11.50% ROACE. The order granted HELCO an increase of approximately $2.3 million in annual revenues, in addition to affirming interim increases that took effect in September 2000 ($3.5 million) and January 2001 ($2.6 million). The D&O included in rate base $7.6 million for pre-air permit facilities needed for the delayed Keahole power plant expansion project that the PUC had also found to be used or useful to support the existing generating units at Keahole.

     On June 1, 2001, the PUC issued an order approving a new standby service rate schedule rider for HELCO. The standby service rider issue had been bifurcated from the rest of the rate case. The rider provides the rates, terms and conditions for obtaining backup and supplemental electric power from the utility when a customer obtains all or part of its electric power from sources other than HELCO.

     The timing of a future HELCO rate increase request to recover costs relating to the delayed Keahole power plant expansion project, i.e., adding two combustion turbines (CT-4 and CT-5) at Keahole, including the remaining cost of pre-air permit facilities, will depend on future circumstances. See "Certain factors that may affect future results and financial condition-Electric utility-Other regulatory and permitting contingencies" below and "HELCO power situation" in Note 3 of the "Notes to Consolidated Financial Statements."

Maui Electric Company, Limited. In January 1998, MECO filed a request to
------------------------------
increase rates, based on a 1999 test year, primarily to recover costs relating to the addition of generating unit M17 in late 1998. In November 1998, MECO revised its requested increase to 11.9%, or $16.4 million, in annual revenues, based on a 12.75% ROACE. In April 1999, MECO received an amended final D&O from the PUC which authorized an 8.2%, or $11.3 million, increase in annual revenues, based on a 1999 test year and a 10.94% ROACE.

Other regulatory matters

In October 2001, HECO and the Consumer Advocate finalized agreements, subject to PUC approval, under which HECO's three commercial and industrial demand-side management (DSM) programs and two residential DSM programs would be continued until HECO's next rate case (which, under the agreements, HECO committed to file within three years). The agreements for the temporary continuation of HECO's existing DSM programs are in lieu of HECO continuing to seek approval of new 5-year DSM programs. Any DSM programs to be in place after HECO's next rate case will be determined as part of the case. Under the agreements, HECO will cap the recovery of lost margins and shareholder incentives if such recovery would cause HECO to exceed its current authorized return on rate base. HECO also agrees it will not pursue the continuation of lost margins recovery through a surcharge mechanism or shareholder incentives in future rate cases. Consistent with the HECO agreements, in October 2001, HELCO and MECO reached agreements with the Consumer Advocate and filed requests to continue their four existing DSM programs. In November 2001, the PUC issued orders (two of which were amended) that, subject to certain reporting requirements and other conditions, approved
(1) the agreements regarding the temporary continuation of HECO's five existing DSM programs until HECO's next rate case and (2) the agreements regarding the temporary continuation of HELCO's and MECO's DSM programs until one year after the PUC makes a revenue requirements determination in HECO's next rate case. Under the orders, however, HELCO and MECO are allowed to recover only lost margins and shareholder incentives accrued through the date that interim rates are established in HECO's next rate case, but may request to extend the time of such accrual and recovery for up to one additional year.

Collective bargaining agreements

In August 2000, HECO, HELCO and MECO employees represented by the International Brotherhood of Electrical Workers, AFL-CIO, Local 1260, ratified new collective bargaining agreements covering approximately 62% of the employees of HECO, HELCO and MECO. The new collective bargaining agreements (including benefit agreements) cover a three-year period from November 1, 2000 through October 31, 2003. The main provisions of the agreements include noncompounded wage increases of 2.25% effective November 1, 2000, 2.5% effective November 1, 2001 and 2.5% effective November 1, 2002. The agreements also included increased employee contributions to medical premiums.

Legislation

Congress and the Hawaii legislature periodically consider legislation that could have positive or negative effects on the utilities and their customers. For example, Congress is considering an energy plan that could increase the domestic supply of oil, as well as increase support for energy conservation programs.

     The Hawaii legislature did not consider deregulation in its 2001 session, but passed a law that requires electric utilities to establish "renewables portfolio standard" goals of 7% by December 31, 2003, 8% by December 31, 2005 and 9% by December 31, 2010. HECO, HELCO and MECO are permitted to aggregate their renewable portfolios in order to achieve these goals. Any electric utility whose percentage of sales of electricity represented by renewable energy does not meet these goals will have to report to the PUC and provide an explanation for not meeting the renewables portfolio standard. The PUC could then grant a waiver from the standard or an extension for meeting the standard. The PUC may also provide incentives to encourage electric utilities to exceed the standards or meet the standards earlier, or both, but as yet no such incentives have been proposed. The new law also requires that electric utilities offer net energy metering to solar, wind turbine, biomass or hydroelectric generating systems (or hybrid systems) with a capacity up to 10 kilowatts (i.e., a customer-generator may be a net user or supplier of energy and will make payments to or receive credit from the electric utility accordingly).

     The electric utilities currently support renewable sources in various ways, including their solar water heating and heat pump programs and their purchased power contracts with nonutility generators using renewable sources (e.g., refuse-fired, geothermal, hydroelectric and wind turbine generating systems). The electric utilities continue to initiate and support many renewable energy research and development projects to help develop these technologies (e.g., photovoltaic projects). They are also conducting integrated resource planning to evaluate the use of more renewables. Nevertheless, about 6.9% of electricity sales for 2001 were from renewable resources and the electric utilities believe it may be difficult to increase this percentage, particularly if sales of electricity increase in future years as projected. Thus, at this time, management cannot predict the impact of this law or of proposed legislation on the utilities or their customers.

Bank
-------------------------------------------------------------------------------
                                                  %                 %
(in millions)                         2001   change    2000    change      1999
-------------------------------------------------------------------------------

Revenues ........................   $  445     (1)%    $  451    10%     $  410
Net interest income .............      186      1         185     7         173
Operating income ................       82     17          70    16          60
Net income ......................       49     19          41    15          35

Return on average common equity .     12.3%              11.0%             10.2%
Interest-earning assets
   Average balance /1/...........   $5,618      1      $5,562     5      $5,305
   Weighted-average yield .......     7.11%    (7)       7.61%    6        7.16%
Interest-bearing liabilities
   Average balance /1/...........   $5,417     --      $5,418     4      $5,212
   Weighted-average rate ........     3.94%   (11)       4.41%   11        3.97%
Interest rate spread ............     3.17%    (1)       3.20%   --        3.19%

/1/ Calculated using the average daily balances during 2001 and average month-end balances during 2000 and 1999.

Earnings of ASB depend primarily on net interest income, the difference between interest income earned on interest-earning assets (loans receivable and investment and mortgage/asset-backed securities) and interest expense incurred on interest-bearing liabilities (deposit liabilities and borrowings). ASB's loan volumes and yields are affected by market interest rates, competition, demand for real estate financing, availability of funds and management's responses to these factors. Advances from the Federal Home Loan Bank (FHLB) of Seattle and securities sold under agreements to repurchase continue to be significant sources of funds that have higher costs than deposits. Other factors affecting ASB's operating results include sales of securities available for sale, fee income, provision for loan losses and expenses from operations.
.. ASB's 2001 revenues decreased 1% from 2000 due to lower weighted-average yields on interest-earning assets. 2001 net interest income increased 1% over 2000 due to higher net earning assets, partly offset by a slightly lower interest rate spread--the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities. In addition to the higher net interest income in 2001, ASB realized a gain of $8.0 million on the sale of securities and recognized higher income from subsidiaries and higher fee income, which was partly offset by higher service bureau expense. As of December 31, 2001 and 2000, ASB's allowance for loan losses was $42.2 million and $37.4 million, respectively. ASB's ratio of net charge-offs to average loans outstanding was 0.26% for 2001 compared to 0.34% for 2000. ASB's nonaccrual and renegotiated loans represented 1.5% of total loans outstanding at December 31, 2001 and 2000. At December 31, 2001, approximately 1% of ASB's total outstanding loans were to businesses with significant exposure to the tourism industry, including an airline and hotels. Substantially all of these loans were performing as of December 31, 2001.

.. ASB's 2000 revenues increased 10% over 1999 due to higher weighted-average yields on mortgage/asset-backed securities and loan balances and a 5% higher average balance of interest-earning assets. 2000 net interest income increased 7% over 1999 due to higher net earning assets and a slightly higher interest rate spread--the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities. In addition to the higher net interest income in 2000, the provision for loan losses decreased by $3.5 million, or 21%. As of December 31, 2000 and 1999, ASB's allowance for loan losses were $37.4 million and $35.3 million, respectively. ASB's ratio of net charge-offs to average loans outstanding was 0.34% for 2000 compared to 0.66% for 1999. ASB's nonaccrual and renegotiated loans represented 1.5% of total loans outstanding at December 31, 2000 compared to 2.3% a year earlier. Partly offsetting the higher net interest income in 2000 was a writedown of available-for-sale securities. See Note 4 in the "Notes to Consolidated Financial Statements."

Regulation

ASB is subject to extensive regulation, principally by the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC). Depending on its level of regulatory capital and other considerations, these regulations could restrict the ability of ASB to compete with other institutions and to pay dividends to its shareholders. See the discussions below under "Liquidity and capital resources--Bank" and "Certain factors that may affect future results and financial condition--Bank."

Other

-------------------------------------------------------------------------------
                                                     %                %
(in millions)                            2001   change    2000   change    1999
-------------------------------------------------------------------------------

Revenues ......................          $ (7)     NM     $  4     (92)    $ 54
Operating income (loss) .......           (20)   (255)      (6)     NM        4
Net loss ......................           (29)    (57)     (19)    (31)     (14)

NM  Not meaningful.

The "other" business segment includes results of operations of The Old Oahu Tug Service, Inc., formerly named Hawaiian Tug & Barge Corp. (HTB), and its formerly owned subsidiary, Young Brothers, Limited (YB), maritime freight transportation companies that ceased operations in the fourth quarter of 1999; HEI Investments, Inc. (HEIII), a company primarily holding investments in leveraged leases (excluding foreign investments reported in discontinued operations); Pacific Energy Conservation Services, Inc., a contract services company primarily providing windfarm operational and maintenance services to an affiliated electric utility; ProVision Technologies, Inc., a company formed to sell, install, operate and maintain on-site power generation equipment and auxiliary appliances in Hawaii and the Pacific Rim; HEI Properties, Inc. (HEIPI), a company currently holding passive investments and expected to hold real estate and related assets; Hawaiian Electric Industries Capital Trust I, HEI Preferred Funding, LP and Hycap Management, Inc., companies formed as special purpose financing entities to effect the issuance of 8.36% Trust Originated Preferred Securities; other inactive subsidiaries; HEI and HEI Diversified, Inc. (HEIDI), holding companies; and eliminations of intercompany transactions.

.. In November 1999, HTB sold YB and substantially all of its operating assets for a nominal gain. The freight transportation subsidiaries recorded revenues of $48.6 million, operating income of $5.9 million and net income of $1.3 million in 1999.

.. HEIII, a company primarily holding investments in leveraged leases (excluding foreign investments reported in discontinued operations), recorded net income of $1.5 million in 2001, $0.9 million in 2000 and $3.9 million in 1999. In 1999, HEIII recorded $2.5 million in earnings resulting from the elimination of a loss accrual related to the leveraged leases.

.. Corporate and the other subsidiaries' net loss was $30.6 million in 2001, $19.5 million in 2000 and $19.4 million in 1999, the majority of which is interest expense. In 2001, HEI wrote down income class notes that it purchased in connection with the termination of ASB's investments in trust certificates in May and July 2001 ($5.6 million in net loss) and HEIPI recorded its share of the net losses of Utech Venture Capital Corporation ($1.2 million net loss in 2001 compared to $1.5 million net income in 2000). As of December 31, 2001, the fair value and carrying value of the income class notes was $15.6 million. As of December 31, 2001, the Company's venture capital investments amounted to $3.2 million. HEI could incur additional losses from the ultimate disposition of these investments or from further "other-than-temporary" declines in their fair value.

Effects of inflation
--------------------------------------------------------------------------------

U.S. inflation, as measured by the U.S. Consumer Price Index, averaged 1.6% in 2001, 3.4% in 2000 and 2.2% in 1999. Hawaii inflation, as measured by the Honolulu Consumer Price Index, averaged an estimated 1.2% in 2001, 1.7% in 2000 and 1.0% in 1999. Although the rate of inflation over the past three years has been relatively low compared with the late 1970's and early 1980's, inflation continues to have an impact on HEI's operations.

     Inflation increases operating costs and the replacement cost of assets. Subsidiaries with significant physical assets, such as the electric utilities, replace assets at much higher costs and must request and obtain rate increases to maintain adequate earnings. In the past, the PUC has generally approved rate increases to cover the effects of inflation. The PUC granted rate increases in 2001 and 2000 for HELCO, and in 1999 for MECO, in part to cover increases in construction costs and operating expenses due to inflation.

Recent accounting pronouncements

--------------------------------------------------------------------------------
See "Recent accounting pronouncements" in Note 1 of the "Notes to Consolidated Financial Statements."

                         Liquidity and capital resources
                         -------------------------------

Consolidated
--------------------------------------------------------------------------------

The Company believes that its ability to generate cash, both internally from operations and externally from debt and equity issues, is adequate to maintain sufficient liquidity to fund its construction programs and investments and to cover debt and other cash requirements in the foreseeable future.

     The Company's total assets were $8.5 billion at December 31, 2001 and 2000.

     The consolidated capital structure of HEI (excluding ASB's deposit liabilities, securities sold under agreements to repurchase and advances from the FHLB of Seattle) was as follows:

December 31                                         2001            2000
--------------------------------------------------------------------------------
(in millions)

Short-term borrowings ......................   $   --    --%   $  104     5%
Long-term debt .............................    1,146    50     1,089    48
HEI- and HECO-obligated preferred securities
     of trust subsidiaries .................      200     9       200     9
Preferred stock of subsidiaries ............       34     1        34     1
Common stock equity ........................      930    40       839    37
                                                                        ---
--------------------------------------------------------------------------------
                                               $2,310   100%   $2,266   100%
================================================================================

As of February 13, 2002, the Standard & Poor's (S&P) and Moody's Investors Service's (Moody's) ratings of HEI and HECO securities were as follows:

                                                                   S&P   Moody's
--------------------------------------------------------------------------------

HEI
---

Commercial paper .............................................     A-2    P-2
Medium-term notes ............................................     BBB    Baa2
HEI-obligated preferred securities of trust subsidiary .......     BB+    Ba1

HECO
----

Commercial paper .............................................     A-2    P-2
Revenue bonds (insured) ......................................     AAA    Aaa
Revenue bonds (noninsured) ...................................     BBB+   Baa1
HECO-obligated preferred securities of trust subsidiaries ....     BBB-   Baa2
Cumulative preferred stock (selected series) .................     nr     Baa3

nr  Not rated

The above ratings are not recommendations to buy, sell or hold any securities; such ratings may be subject to revision or withdrawal at any time by the rating agencies; and each rating should be evaluated independently of any other rating.

In July 2001, Moody's announced changes to all issuers' preferred stock and trust preferred stock ratings. These issues are now rated on the debt scale of Aaa to C. According to Moody's, the change was of a technical nature and not indicative of changes in fundamental credit quality.

     S&P has a "Negative" ratings outlook for HEI and HECO due in part to weakness in the Hawaii economy. Moody's has a "Stable" ratings outlook for HEI and HECO. Neither HEI nor HECO management can predict with certainty future rating agency actions or their effects on the future availability and cost of capital to HEI or HECO.

     Operating activities provided net cash of $259 million in 2001, $265 million in 2000 and $191 million in 1999. Investing activities provided net cash of $28 million in 2001 and used net cash of $249 million in 2000 and $413 million in 1999. In 2001, net cash provided by investing activities consisted primarily of proceeds from the sale of investment and mortgage/asset-backed securities and loans, largely offset by the purchase of mortgage/asset-backed securities and the origination and purchase of loans (net of repayments) and capital expenditures. Financing activities used net cash of $97 million in 2001 and provided net cash of $77 million in 2000 and $4 million in 1999. In 2001, cash used for financing activities included net repayments of short-term borrowings and advances from the FHLB and preferred securities distributions and common stock dividends, partly offset by net increases in deposit liabilities, securities sold under agreements to repurchase, long-term debt and common stock outstanding.

     A portion of the net assets of HECO and ASB is not available for transfer to HEI in the form of dividends, loans or advances without regulatory approval. However, such restrictions are not expected to significantly affect the operations of HEI, its ability to pay dividends on its common stock or its ability to meet its cash obligations. See Note 12 in the "Notes to Consolidated Financial Statements."

     Total HEI consolidated financing requirements for 2002 through 2006, including net capital expenditures (which exclude the allowance for funds used during construction and capital expenditures funded by third-party contributions in aid of construction), long-term debt retirements (excluding repayments of advances from the FHLB of Seattle and securities sold under agreements to repurchase) and preferred stock retirements, are estimated to total $1.2 billion. Of this amount, approximately $0.7 billion is for net capital expenditures (mostly relating to the electric utilities' net capital expenditures described below) and $0.3 billion is for the retirement or maturity of long-term debt. HEI's consolidated internal sources, after the payment of HEI dividends, are expected to provide approximately 73% of the consolidated financing requirements, with debt and equity financing providing the remaining requirements. Additional debt and equity financing may be required to fund activities not included in the 2002 through 2006 forecast, such as increases in the amount of or an acceleration of capital expenditures of the electric utilities.

     In November 2001, HEI sold 1.5 million shares of its common stock in a registered public offering. Proceeds of approximately $54 million from the sale were used to make short-term investments or to make short-term loans to HECO, pending the ultimate application of the proceeds to repay long-term debt at maturity and for other general corporate purposes.

     The Company utilizes short-term debt to support normal operations and other temporary requirements. At December 31, 2001, HEI maintained bank lines of credit which totaled $70 million (maturing in the first half of 2002) and HECO maintained bank lines of credit which totaled $110 million (maturing in the first half of 2002). HEI and HECO maintained these lines of credit, and anticipates arranging similar lines of credit as the existing lines of credit mature (as HEI and HECO deem necessary), to support the issuance of commercial paper and for other general corporate purposes. At December 31, 2001, the lines of credit were unused. Management believes that if HEI's and HECO's commercial paper ratings were downgraded, the Company might not be able to sell commercial paper under current market conditions. See S&P and Moody's ratings above and
Note 5 in the "Notes to Consolidated Financial Statements."

Following is a discussion of the liquidity and capital resources of HEI's largest segments.

Electric utility
-------------------------------------------------------------------------------------------
HECO's consolidated capital structure was as follows:
December 31                                                        2001           2000
-------------------------------------------------------------------------------------------
(in millions)

Short-term borrowings .....................................   $   49      3%   $  113     7%
Long-term debt ............................................      685     39       668    38
HECO-obligated preferred securities of trust subsidiaries..      100      6       100     6
Preferred stock ...........................................       34      2        34     2
Common stock equity .......................................      877     50       825    47
-------------------------------------------------------------------------------------------
                                                              $1,745    100%   $1,740   100%
===========================================================================================

In 2001, the electric utilities' investing activities used $105 million in cash, primarily for capital expenditures. Financing activities used net cash of $94 million, including $45 million for the payment of common and preferred stock dividends and preferred securities distributions and $65 million for the net repayment of short-term borrowings, partly offset by a $17 million increase in long-term debt. Operating activities provided cash of $199 million.

     The electric utilities' consolidated financing requirements for 2002 through 2006, including net capital expenditures and long-term debt repayments, are estimated to total $619 million. HECO's consolidated internal sources, after the payment of common stock and preferred stock dividends, are expected to provide cash in excess of the consolidated financing requirements and may be used to reduce the level of short-term borrowings.

     As of December 31, 2001, $11 million of proceeds from previous sales by the Department of Budget and Finance of the State of Hawaii of special purpose revenue bonds issued for the benefit of HECO remain undrawn. Also as of December 31, 2001, an additional $65 million of special purpose revenue bonds were authorized by the Hawaii Legislature for issuance for the benefit of HECO and HELCO prior to the end of 2003. HECO does not anticipate the need to issue common equity over the five-year period 2002 through 2006. The PUC must approve issuances, if any, of equity and long-term debt securities by HECO, HELCO and MECO.

     Capital expenditures include the costs of projects that are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Net capital expenditures for the five-year period 2002 through 2006 are currently estimated to total $0.6 billion. Approximately 60% of forecast gross capital expenditures, which includes the allowance for funds used during construction and capital expenditures funded by third-party contributions in aid of construction, is for transmission and distribution projects, with the remaining 40% primarily for generation projects.

     For 2002, electric utility net capital expenditures are estimated to be $114 million. Gross capital expenditures are estimated to be $132 million, including approximately $88 million for transmission and distribution projects, approximately $30 million for generation projects and approximately $14 million for general plant and other projects. Drawdowns of proceeds from previous and future sales of tax-exempt special purpose revenue bonds and the generation of funds from internal sources are expected to provide the cash needed for the net capital expenditures in 2002.

     Management periodically reviews capital expenditure estimates and the timing of construction projects. These estimates may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power and changes in expectations concerning the construction and ownership of future generating units, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate increases, escalation in construction costs, demand-side management programs, the effects of opposition to proposed construction projects and requirements of environmental and other regulatory and permitting authorities.

     See Note 3 in the "Notes to Consolidated Financial Statements" for a discussion of fuel and power purchase commitments.

Bank

-----------------------------------------------------------------------------------------------------
                                                                                   %               %
December 31                                                           2001    change   2000    change
-----------------------------------------------------------------------------------------------------
(in millions)

Assets ...........................................................   $6,011       1%  $5,969     2%
Available-for-sale investment and mortgage/asset-backed securities    2,355   1,330      165    NM
Held-to-maturity investment and mortgage/asset-backed securities .       84     (96)   2,106    (3)
Loans receivable, net ............................................    2,858     (11)   3,211    --
Deposit liabilities ..............................................    3,680       3    3,585     3
Securities sold under agreements to repurchase ...................      683      15      597   (10)
Advances from FHLB ...............................................    1,033     (17)   1,249     5

NM Not meaningful.

As of December 31, 2001, ASB was the third largest financial institution in the state based on assets of $6.0 billion and deposits of $3.7 billion.

     Deposits traditionally have been a principal source of ASB's funds for use in lending, meeting liquidity requirements and making investments. ASB also derives funds from the receipt of interest and principal on outstanding loans receivable, mortgage/asset-backed securities and other investments, advances from the FHLB, securities sold under agreements to repurchase and other sources. ASB borrows on a short-term basis to compensate for seasonal or other reductions in deposit flows. ASB also may borrow on a longer-term basis to support expanded lending or investment activities. At December 31, 2001, ASB had a maximum borrowing limit at the FHLB of approximately $1.7 billion.

     In June 2001, ASB converted $397 million in residential mortgage loans into Federal National Mortgage Association (FNMA) pass-through securities. These securities were transferred into ASB's investment securities portfolio and can be used as collateral for FHLB advances and other borrowings. The conversion of the loans also improves ASB's risk-based capital ratio since less capital is needed to support federal agency securities than whole loans. In late June 2001, ASB sold $208 million of the FNMA pass-through securities to improve ASB's interest rate risk profile. The securities sold were lower yielding 30-year fixed-rate securities with long durations. ASB has reinvested the proceeds into shorter duration fixed-rate and adjustable-rate securities.

     At December 31, 2001, loans that did not accrue interest totaled $37.6 million or 1.3% of net loans outstanding, compared to $47.6 million or 1.5% at December 31, 2000. At December 31, 2001, there were 58 properties acquired in settlement of loans valued at $14.5 million, compared to 57 properties valued at $8.9 million at December 31, 2000.

     For 2001, net cash provided by investing activities of $161 million consisted primarily of proceeds from the sale of investment and mortgage/asset-backed securities and loans, largely offset by the purchase of mortgage/asset-backed securities and the origination and purchase of loans (net of repayments). Net cash used in financing activities in 2001 of $60 million included net repayments of $217 million in advances from FHLB and $27 million in common and preferred stock dividends, offset by net increases of $95 million in deposit liabilities and $80 million in securities sold under agreements to repurchase.

     Effective July 18, 2001, the OTS removed the regulation that required a savings association to maintain an average daily balance of liquid assets of at least 4% of its liquidity base, and retained a provision requiring a savings association to maintain sufficient liquidity to ensure its safe and sound operation. As of December 31, 2001, ASB had maintained, in the opinion of management, liquid assets at a level which was sufficient to ensure its safe and sound operation.

     ASB believes that a satisfactory regulatory capital position provides a basis for public confidence, affords protection to depositors, helps to ensure continued access to capital markets on favorable terms and provides a foundation for growth. As of December 31, 2001, ASB was in compliance with OTS minimum capital requirements (ratio requirements noted in parentheses) with a tangible capital ratio of 6.6% (1.5%), a core capital ratio of 6.6% (4.0%) and a risk-based capital ratio of 13.4% (8.0%).

Selected contractual obligations and commitments
--------------------------------------------------------------------------------

The following tables present aggregated information about certain contractual obligations and commercial commitments:

December 31, 2001                                                     Payment due by period
-------------------------------------------------------------------------------------------------------
                                                       Less
                                                       than        1-3       4-5        After
(in millions)                                        1 year      years     years      5 years     Total
-------------------------------------------------------------------------------------------------------
Contractual obligations
Deposit liabilities............................     $ 3,164     $  219     $   280     $   17    $3,680
Securities sold under agreements
   to repurchase...............................         648         35           -          -       683
Advances from Federal Home Loan Bank...........         173        517         343          -     1,033
Long-term debt.................................          74        137         147        788     1,146
HEI and HECO-obligated preferred
   securities of trust subsidiaries............           -          -           -        200       200
Operating leases, service bureau contract
   and maintenance agreements..................          16         27          13         23        79
Fuel oil purchase obligations (estimate
   based on January 1, 2002 fuel oil prices)...         195        390           -          -       585
Purchase power obligations-
   minimum fixed capacity charges..............         123        246         232      1,724     2,325
--------------------------------------------------------------------------------------------------------
                                                    $ 4,393     $1,571     $ 1,015     $2,752    $9,731
========================================================================================================

December 31, 2001
--------------------------------------------------------------------------------
(in millions)
Other commercial commitments (all expire in 2002)
Guaranty...............................................................   $    9
Loan commitments and loans in process..................................       64
Unused lines and letters of credit.....................................      662
--------------------------------------------------------------------------------
                                                                          $  735
================================================================================

The tables above do not include other categories of obligations and commitments, such as trade payables, obligations under purchase orders, amounts that may become payable in future periods under collective bargaining and other employment agreements and employee benefit plans and obligations that may arise under indemnities provided to purchasers of discontinued operations.

     Certain factors that may affect future results and financial condition
     ----------------------------------------------------------------------

The Company's results of operations and financial condition can be affected by numerous factors, many of which are beyond its control and could cause future results of operations to differ materially from historical results. The following is a discussion of certain of these factors.

Consolidated
--------------------------------------------------------------------------------

Economic conditions. Because its core businesses are providing local electric
-------------------
utility and banking services, HEI's operating results are significantly influenced by the strength of Hawaii's economy, which in turn is influenced by economic conditions in the mainland U.S. (particularly California) and Asia (particularly Japan) as a result of the impact of those conditions on tourism. For 2001, visitor arrivals declined by 9% from 2000 and the State of Hawaii estimates that, for the year 2001, total jobs have increased by 0.4% and real gross state product has grown by

\

1.2%, less than one-half of the growth rate predicted prior to the events of September 11, 2001. The negative impact on the state's economy of the decline in tourism has been offset to some degree by strength in the construction industry and the stability of expenditures by the federal government.

     HECO and its subsidiaries project that KWH sales growth in 2002 will be 1.1%. However, if KWH sales decline, HECO and its subsidiaries estimate that each one percentage point drop in annual KWH sales would result in a decline in net income of approximately $4 million. If KWH sales decline and other negative financial effects are experienced in an economic downturn, such as increases in uncollected billings resulting from business closures and layoffs, HECO and its subsidiaries will implement additional cost-controlling steps.

     The downturn in the Hawaii economy after September 11, 2001 could lead to higher delinquencies in ASB's loan portfolio. As preventative measures, ASB is in contact with its larger loan customers and monitors the delinquencies in residential and consumer loan portfolios to determine the effects of the weakened economy and to identify any delinquency trends that may arise. The slowdown in the U.S. economy after September 11, 2001 may also affect the performance of ASB's holdings of mortgage/asset-backed securities and, accordingly, ASB continues to monitor the performance of its investment portfolio closely.

     Federal and state governmental actions in response to the September 11, 2001 terrorist attacks and the subsequent economic downturn could benefit the Hawaii economy. Because of the heightened concern over national security, Hawaii's defense sector could benefit if Congress approves additional federal spending for defense. The Governor called the Hawaii Legislature into a special session in October 2001 to consider an economic stimulus package to help mitigate the negative effects of the terrorist attacks. Appropriations were authorized in the session for capital improvement and construction projects, tourism marketing and emergency food and housing assistance, as well as to strengthen security and make improvements at airports. The Hawaii legislature reconvened in regular session in January 2002, but it is too early to determine the nature (or the effect on the Hawaii economy or the Company) of any actions it may take.

     Hawaii's economic recovery is expected to be gradual. There are signs of recovery in both the domestic and international visitor markets, and most sectors of Hawaii's economy are expected to show consistent improvement by the second quarter of 2002. However, because Hawaii's primary visitor markets, the mainland U.S. and Japan, are expected to respectively show slow and negative growth in the coming year, the current slowdown in Hawaii's economy may linger for some time. Hawaii's recovery back to pre-September 11, 2001 levels of economic activity may not be reached before 2003. A key to Hawaii's recovery period will be how fast consumers and businesses return to pre-September 11, 2001 spending, travel and consumption patterns.

Competition. The electric utility and banking industries are competitive and the
-----------
Company's success in meeting competition will continue to have a direct impact on the Company's financial performance.

Electric utility. The electric utility industry is becoming increasingly
----------------
competitive. IPPs are well established in Hawaii and continue to actively pursue new projects. Customer self-generation, with or without cogeneration, has made inroads in Hawaii and is a continuing competitive factor. Competition in the generation sector in Hawaii is moderated, however, by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities. HECO and its subsidiaries have been offering customers economic alternatives to what their competitors offer that, among other things, employ energy efficient electrotechnologies such as heat pump water heaters and high efficiency chillers.

     In 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. Several of the parties submitted final statements of position to the PUC in 1998. HECO's position in the proceeding was that retail competition is not feasible in Hawaii, but that some of the benefits of competition can be achieved through competitive bidding for new generation, performance-based rate-making (PBR) and innovative pricing provisions. The other parties to the proceeding advanced numerous other proposals.

     In May 1999, the PUC approved HECO's standard form contract for customer retention that allows HECO to provide a rate option for customers who would otherwise reduce their energy use from HECO's system by using energy from a nonutility generator. Based on HECO's current rates, the standard form contract provides a 2.77% and an 11.27% discount on base energy rates for "Large Power" and "General Service Demand" customers, respectively. In March 2000, the PUC approved a similar standard form contract for HELCO which, based on HELCO's current rates, provides a 10.00% discount on base energy rates for "Large Power" and "General Service Demand" customers.

     In December 1999, HECO, HELCO and MECO filed an application with the PUC seeking permission to implement PBR in future rate cases. In early 2001, the PUC dismissed the PBR proposal without prejudice, indicating it declined at that time to change its current cost of service/rate of return methodology for determining electric utility rates.

     In January 2000, the PUC submitted to the legislature a status report on its investigation of competition. The report stated that competitive bidding for new power supplies (i.e., wholesale generation competition) is a logical first step to encourage competition in the state's electric industry and that the PUC plans to proceed with an examination of the feasibility of competitive bidding and to review specific policies to encourage renewable energy resources in the power generation mix. The report states that "further steps" by the PUC "will involve the development of specific policies to encourage wholesale competition and the continuing examination of other areas suitable for the development of competition." HECO is unable to predict the ultimate outcome of the proceeding, which (if any) of the proposals advanced in the proceeding will be implemented or whether the parties will seek and obtain state legislative action on their proposals (other than the legislation described above under "Results of operations-Electric utility-Legislation").

Bank. The banking industry in Hawaii is highly competitive. ASB is the third
----
largest financial institution in the state and is in direct competition for deposits and loans, not only with the two larger institutions, but also with smaller institutions that are heavily promoting their services in certain niche areas, such as providing financial services to small and medium-sized businesses. ASB's main competitors are Hawaii's banks, savings associations, credit unions, mortgage brokers, finance companies and investment banking firms. These competitors offer a variety of lending and savings products to retail and business customers.

     The primary factors in competing for deposits are interest rates, the quality and range of services offered, marketing, convenience of locations, hours and perceptions of the institution's financial soundness and safety. To meet competition, ASB offers a variety of savings and checking accounts at competitive rates, convenient business hours, convenient branch locations with interbranch deposit and withdrawal privileges at each branch and convenient automated teller machines. ASB also conducts advertising and promotional campaigns.

     The primary factors in competing for first mortgage and other loans are interest rates, loan origination fees and the quality and range of lending and other services offered. ASB believes that it is able to compete for such loans primarily through the competitive interest rates and loan fees it charges, the type of mortgage loan programs it offers and the efficiency and quality of the services it provides its borrowers and the business community.

     In recent years, there has been significant bank and thrift merger activity affecting Hawaii. Management cannot predict the impact, if any, of these mergers on the Company's future competitive position, results of operations or financial condition.

U.S. capital markets and interest rate environment.  Changes in the U.S. capital
--------------------------------------------------
markets can have significant effects on the Company. For example:

     . HECO and its subsidiaries estimate pension income for 2002, net of amounts capitalized and income taxes, will be $2 million lower than in 2001 primarily as a result of the effect of the stock market decline on the performance of the assets in HEI's master pension trust and a decrease at December 31, 2001 in the discount rate used to determine the service and interest cost components of the net periodic pension benefit return for 2002.

     . Volatility in U.S. capital markets or higher delinquencies in the assets underlying the mortgage/asset-backed securities held by ASB and the income class notes acquired by HEI in connection with ASB's disposition of certain trust certificates may negatively impact their fair values in future periods. As of December 31, 2001, the fair value and carrying value of the mortgage/asset-backed securities held by ASB and the income class notes held by HEI were $2.4 billion and $15.6 million, respectively.

     Interest rate risk is a significant risk of ASB's operations. ASB actively manages this risk, including managing the relationship of its interest-sensitive assets to its interest-sensitive liabilities. See "Quantitative and Qualitative Disclosures about Market Risk." HEI and HECO and its subsidiaries are exposed to interest rate risk primarily due to their borrowings. They attempt to manage this risk in part by incurring or refinancing debt in periods of low interest rates and by usually issuing fixed-rate rather than floating-rate long-term debt. As of December 31, 2001, the Company had no commercial paper outstanding and only $100 million of floating-rate medium-term notes outstanding.

     Federal government monetary policies and low interest rates have resulted in increased mortgage refinancing volume as well as accelerated prepayments of loans and securities. ASB's interest rate spread, the difference between the yield on interest-earning assets and the cost of funds, may be compressed if yields on assets decline more rapidly than the cost of funds.

Technological developments. New technological developments (e.g., the commercial
--------------------------
development of fuel cells or distributed generation or significant advances in internet banking) may impact the Company's results of operations and financial condition.

Discontinued operations and asset dispositions. The Company has discontinued or
----------------------------------------------
sold its international power, maritime freight transportation and real estate operations in recent years. See Note 14 in the "Notes to Consolidated Financial Statements." Problems may be encountered or liabilities may arise in the exit from these operations. For example, in accounting for the discontinuance of operations, estimates are made by management concerning the amounts that will be realized upon the sale of those operations (including income tax benefits to be realized) and concerning the costs and liabilities that will be incurred in connection with the discontinuation. Management makes these estimates based on the information available, but the amounts finally realized on disposition of the discontinued operations, and the amount of the liabilities and costs ultimately incurred in connection with those operations, may differ materially from the recorded amounts due to many factors, including changes in current economic and political conditions, both domestically and internationally. Management continues to monitor significant changes in economic and political conditions and the impact these developments may have on the Company's net assets of discontinued operations. At December 31, 2001, the net assets of the discontinued international power and real estate operations amounted to $17 million.

     In addition, in connection with prior dispositions of operations, additional unrecorded liabilities may arise if claims are asserted under indemnities provided in connection with the dispositions. For example, TOOTS is participating in the Honolulu Harbor environmental investigation on behalf of its former maritime freight transportation operations under an indemnity arrangement entered into in connection with the sale of those operations. See
Note 3 in the "Notes to Consolidated Financial Statements." It is also possible that the Company may recover amounts relating to claims arising in connection with discontinued operations or the disposition of assets that have been written down. For example, HEIPC and its subsidiaries are evaluating possible remedies to pursue to recover the $25 million of costs incurred in connection with a joint venture interest in a China project that was previously expensed or written off when the Company decided to exit the international power business. Also, ASB is pursuing claims against a broker to recover losses incurred in connection with certain trust certificates acquired from the broker and subsequently disposed of by ASB. See Note 4 in the "Notes to Consolidated Financial Statements." Pursuit of such recoveries may be costly and there can be no assurance that the pursuit of any of these claims will be successful or that any amounts will be recovered.

Limited insurance. In the ordinary course of business, the Company purchases
-----------------
insurance coverages (e.g., property and liability coverages) to protect itself against loss of or damage to its properties and against claims made by third-parties and employees for property damage or personal injuries. However, the protection provided by such insurance is limited in significant respects and, in some instances, the Company has no coverage. For example the electric utilities' overhead and underground transmission and distribution systems (with the exception of substation buildings and contents) have a replacement value roughly estimated at $2 billion and are uninsured because the amount of transmission and distribution system insurance available is limited and the premiums are cost prohibitive. Similarly, the electric utilities have no business interruption insurance as the premiums for such insurance would be cost prohibitive, particularly since the utilities are not interconnected to other systems. If a hurricane or other uninsured catastrophic natural disaster should occur, and the PUC does not allow the Company to recover from ratepayers restoration costs and revenues lost from business interruption, the Company's results of operations and financial condition could be materially adversely impacted. Also, certain of the Company's insurance has substantial "deductibles" or has limits on the maximum amounts that may be recovered. If a series of losses occurred, such as from a series of lawsuits in the ordinary course of business each of which were subject to the deductible amount, or if the maximum limit of the available insurance were substantially exceeded, the Company could incur losses in amounts that have a material adverse effect on its results of operations or financial condition.

Environmental matters. HEI and its subsidiaries are subject to environmental
---------------------
laws and regulations that regulate the operation of existing facilities, the construction and operation of new facilities and the proper cleanup and disposal of hazardous waste and toxic substances. These laws and regulations, among other things, require that certain environmental permits be obtained as a condition to constructing or operating certain facilities, and obtaining such permits can entail significant expense and cause substantial construction delays. Also, these laws and regulations may be amended from time to time, including amendments that increase the burden and expense of compliance. Management believes that the recovery through rates of most, if not all, of any costs incurred by HECO and its subsidiaries in complying with environmental requirements would be allowed by the PUC.

     An ongoing environmental investigation is the Honolulu Harbor environmental investigation described in Note 3 in the "Notes to Consolidated Financial Statements." Although this investigation is expected to entail significant expense over the next several years, management does not believe, based on information available to the Company, that the costs of this investigation or any other contingent liabilities relating to environmental matters will have a material adverse effect on the Company. However, there can be no assurance that a significant environmental liability will not be incurred by the electric utilities, including with respect to the Honolulu Harbor environmental investigation.

     In the event that ASB is forced to foreclose on a defaulted loan, ASB may be subject to environmental liabilities that could exceed the value of the underlying real property. ASB intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure; however, there can be no assurance that a significant environmental liability will not be incurred by ASB with respect to properties it acquires through foreclosure.

Electric utility
--------------------------------------------------------------------------------

Regulation of electric utility rates. The PUC has broad discretion in its
------------------------------------
regulation of the rates charged by HEI's electric utility subsidiaries and in other matters. Any adverse D&O by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company's financial condition and results of operations. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. At December 31, 2001, HECO and its subsidiaries had recognized $12 million of revenues with respect to interim orders regarding certain integrated resource planning costs, which revenues are subject to refund, with interest, to the extent they exceed the amounts allowed in final orders.

     Management cannot predict with certainty when D&Os in future rate cases will be rendered or the amount of any interim or final rate increase that may be granted. There are no rate cases pending at this time. HECO, however, has committed to file a rate increase application within three years using a 2003 or 2004 test year.

     The rate schedules of the electric utility subsidiaries include energy cost adjustment clauses under which electric rates charged to customers are automatically adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power. In 1997 PUC decisions approving the electric utilities' fuel supply contracts, the PUC noted that, in light of the length of the fuel supply contracts and the relative stability of fuel prices, the need for continued use of energy cost adjustment clauses would be the subject of investigation in a generic docket or in a future rate case.

The electric utility subsidiaries believe that the energy cost adjustment clauses continue to be necessary. These clauses were continued in the most recent HELCO and MECO rate cases.

     Consultants periodically conduct depreciation studies for the electric utilities to determine whether the existing approved rates and methods used to calculate depreciation accruals are appropriate for the production, transmission, distribution and general plant accounts. If it is determined that the existing rates and methods are not appropriate, changes to those rates are recommended as part of the study. The PUC must approve the implementation of any recommended changes.

Fuel oil and purchased power. The electric utilities rely on fuel oil suppliers
----------------------------
and independent power producers to deliver fuel oil and power, respectively. The Company estimates that 76% of the net energy generated and purchased by HECO and its subsidiaries in 2002 will be generated from the burning of oil. Purchased KWHs provided approximately 39.0% of the total net energy generated and purchased in 2001 compared to 36.4% in 2000 and 35.7% in 1999.

     Failure by the Company's oil suppliers to provide fuel pursuant to existing supply contracts, or failure by a major independent power producer to deliver the firm capacity anticipated in its power purchase agreement, could interrupt the ability of the Company to deliver electricity, thereby materially adversely affecting the Company's results of operations and financial condition. HECO, however, maintains an inventory of fuel oil in excess of one month's supply, and HELCO and MECO maintain approximately a one month's supply of both medium sulfur fuel oil and diesel fuel. Some, but not all, of the electric utilities' power purchase agreements require that the independent power producers maintain minimum fuel inventory levels and all of the firm capacity power purchase agreements include provisions imposing substantial penalties for failure to produce the firm capacity anticipated by those agreements.

Other regulatory and permitting contingencies. Many public utility projects
---------------------------------------------
require PUC approval and various permits (e.g., environmental and land use permits) from other agencies. Delays in obtaining PUC approval or permits can result in increased costs. If a project does not proceed or if the PUC disallows costs of the project, the project costs may need to be written off in amounts that could have a material adverse effect on the Company. The following two major capital improvement utility projects have encountered opposition and one of them has been seriously delayed.

Keahole project. In 1991, HELCO began planning to meet increased electric
---------------
generation demand forecasted for 1994. HELCO's plans were to install at its Keahole power plant two 20 megawatt (MW) combustion turbines (CT-4 and CT-5), followed by an 18 MW heat steam recovery generator, at which time these units would be converted to a 56 MW (net) dual-train combined-cycle unit. The timing of the installation of HELCO's phased units has been revised on several occasions due to delays in obtaining an air permit and a land use permit amendment, in addition to delays caused by the commencement of lawsuits and administrative proceedings, many of which are on appeal or otherwise have not been finally resolved. See Note 3 in the "Notes to Consolidated Financial Statements" for a more detailed description of the history and status of this project.

     In November 2001, a final air permit became effective. The principal remaining hurdle is an extension of the construction period under the amendment to the land use permit, which extension has to be approved by the Board of Land and Natural Resources of the State of Hawaii (BLNR). Management believes that the issues surrounding the amendment to the land use permit and other related issues will be satisfactorily resolved and will not prevent HELCO from ultimately constructing CT-4 and CT-5. Management currently projects an in-service date toward the end of 2002 for CT-4 and CT-5.

     There can be no assurances, however, that these results will be achieved or that this time frame will be met. In addition, the recovery of costs relating to CT-4 and CT-5 are subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put CT-4 and CT-5 into service is required as of December 31, 2001. However, if it becomes probable that CT-4 and/or CT-5 will not be installed or probable that, even if CT-4 and CT-5 are installed, the PUC will disallow certain costs for rate-making purposes, HELCO may be required to write off a material portion of the costs incurred in its efforts to put these units into service. As of December 31, 2001, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units (less costs the PUC permitted to be transferred to plant-in-service for pre-air permit facilities) amounted to approximately $75 million, including $29 million for equipment and material purchases, $26 million for planning, engineering, permitting, site development and other costs and $20 million for AFUDC. HELCO discontinued accruing AFUDC on this project in 1998.

Kamoku-Pukele transmission line. HECO plans to construct a part underground/part
-------------------------------
overhead 138 kv transmission line from the Kamoku substation to the Pukele substation in order to close the gap between two major transmission corridors and provide a third 138 kv transmission line to the Pukele substation. The proposed Kamoku to Pukele transmission line project requires the BLNR to approve a Conservation District Use Permit (CDUP) for the overhead portion of the line that is in conservation district lands. Several community and environmental groups have opposed the project, particularly the overhead portion of the line.

     The BLNR held a public hearing on the CDUP in March 2001, at which several groups requested a contested case hearing. The BLNR appointed a hearings officer and the contested case hearing was held in November 2001. The hearings officer submitted his report, findings of fact and conclusions of law and recommended that HECO's request for the CDUP be denied. He concluded that HECO had failed to establish that there is a need that outweighs the transmission line's adverse impacts on conservation district lands and that there are practical alternatives that could be pursued, including an all-underground route outside the conservation district lands. The BLNR will consider exceptions from the respective parties to the proposed findings, conclusions and recommendations before rendering a decision on the CDUP. A BLNR decision on the CDUP is anticipated by July 14, 2002, the expiration date for processing the CDUP application. If the BLNR denies HECO's request for a CDUP, HECO plans to pursue an alternative all-underground route on land not designated as conservation land.

     The Kamoku to Pukele transmission line is scheduled to be in service by the second half of 2005 if construction is started by the first quarter of 2004. The actual construction start date will depend on permitting and approval processes, including approval from the PUC. Management believes that the required permits and approvals necessary to complete the Kamoku to Pukele transmission line, along the proposed route or an alternate route, will be obtained.

     As of December 31, 2001, the accumulated costs related to the Kamoku to Pukele transmission line amounted to $15 million, including $11 million for planning, engineering and permitting costs and $4 million for an allowance for funds used during construction. These costs are recorded in construction in progress. The recovery of costs relating to the Kamoku to Pukele transmission line project is subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put the Kamoku to Pukele transmission line into service is required as of December 31, 2001. However, if it becomes probable that the Kamoku to Pukele transmission line will not be installed, or probable that the PUC will disallow some or all of the incurred costs for rate-making purposes, HECO may be required to write off a material portion or all of the costs incurred in its efforts to put the Kamoku to Pukele transmission line into service. See "Oahu transmission system" in Note 3 of the "Notes to Consolidated Financial Statements."

Bank
--------------------------------------------------------------------------------

Regulation of ASB. ASB is subject to examination and comprehensive regulation by
-----------------
the OTS and the FDIC, and is subject to reserve requirements established by the Board of Governors of the Federal Reserve System. By reason of the regulation of its subsidiary, ASB Realty Corporation, ASB is also subject to regulation by the Hawaii Commissioner of Financial Institutions. Regulation by these agencies focuses in large measure on the adequacy of ASB's capital and the results of periodic "safety and soundness" examinations conducted by the OTS.

Capital requirements. The OTS, which is ASB's principal regulator, administers
--------------------
two sets of capital standards--minimum regulatory capital requirements and prompt corrective action requirements. The FDIC also has prompt corrective action capital requirements. As of December 31, 2001, ASB was in compliance with OTS minimum regulatory capital requirements and was "well-capitalized" within the meaning of OTS prompt corrective action regulations and FDIC capital regulations, as follows:

     . ASB met minimum capital requirements (noted in parenthesis) at December 31, 2001 with a tangible capital ratio of 6.6% (1.5%), a core capital ratio of 6.6% (4.0%) and a risk-based capital ratio of 13.4% (8.0%).

     . ASB met the capital requirements to be generally considered "well-capitalized" (noted in parenthesis) at December 31, 2001 with a leverage ratio of 6.6% (5.0%), a Tier-1 risk-based ratio of 12.2% (6.0%) and a risk-based capital ratio of 13.4% (10.0%).

     The purpose of the prompt corrective action capital requirements is to establish thresholds for varying degrees of oversight and intervention by regulators. Declines in levels of capital, depending on their severity, will result in increasingly stringent mandatory and discretionary regulatory consequences. Capital levels may decline for any number of reasons, including reductions that would result if there were losses from operations, deterioration in collateral values or the inability to dispose of real estate owned (such as by foreclosure) within five years. The regulators have substantial discretion in the corrective actions they might direct and could include restrictions on dividends and other distributions that ASB may make to its shareholders and the requirement that ASB develop and implement a plan to restore its capital.

Examinations. ASB is subject to periodic "safety and soundness" examinations by
------------
the OTS. In conducting its examinations, the OTS utilizes the Uniform Financial Institutions Rating System adopted by the Federal Financial Institutions Examination Council, which system utilizes the "CAMELS" criteria for rating financial institutions. The six components in the rating system are: Capital adequacy, Asset quality, Management, Earnings, Liquidity and Sensitivity to market risk. The OTS examines and rates each CAMELS component. An overall CAMELS rating is also given, after taking into account all of the component ratings. A financial institution may be subject to formal regulatory or administrative direction or supervision such as a "memorandum of understanding" or a "cease and desist" order following an examination if its CAMELS rating is not satisfactory. An institution is prohibited from disclosing the OTS's report of its safety and soundness examination or the component and overall CAMELS rating to any person or organization not officially connected with the institution as officer, director, employee, attorney, or auditor, except as provided by regulation.

     The Federal Deposit Insurance Act, as amended, addresses the safety and soundness of the deposit insurance system, supervision of depository institutions and improvement of accounting standards. Pursuant to this Act, federal banking agencies have promulgated regulations that affect the operations of ASB and its holding companies (e.g., standards for safety and soundness, real estate lending, accounting and reporting, transactions with affiliates, and loans to insiders). FDIC regulations restrict the ability of financial institutions that fail to meet relevant capital measures to engage in certain activities, such as offering interest rates on deposits that are significantly higher than the rates offered by competing institutions and offering "pass-through" insurance coverage (i.e., insurance coverage that passes through to each owner/beneficiary of the applicable deposit) for the deposits of most employee benefit plans (i.e., $100,000 per individual participant, not $100,000 per plan). As of December 31, 2001, ASB was "well capitalized" and thus not subject to these restrictions.

Qualified Thrift Lender status. In order to maintain its status as a "qualified
------------------------------
thrift lender" (QTL), ASB is required to maintain at least 65% of its assets in "qualified thrifts investments," which include housing-related loans as well as certain small business loans, education loans, loans made through credit card accounts and a basket (not exceeding 20% of total assets) of other consumer loans and other assets. Savings associations that fail to maintain QTL status are subject to various penalties, including limitations on their activities. In ASB's case, the activities of HEI, HEIDI and HEI's other subsidiaries would also be subject to restrictions, and a failure or inability to comply with those restrictions could effectively result in the required divestiture of ASB.

Federal Thrift Charter. In November 1999, Congress passed the Gramm-Leach-Bliley
----------------------
Act of 1998 (the Gramm Act), under which banks, insurance companies and investment firms can compete directly against each other, thereby allowing "one-stop shopping" for an array of financial services. Although the Gramm Act further restricts the creation of so-called "unitary savings and loan holding companies" (i.e., companies such as HEI whose subsidiaries include one or more savings associations and one or more nonfinancial subsidiaries), the unitary savings and loan holding company relationship among HEI, HEIDI and ASB is "grandfathered" under the Gramm Act so that HEI and its subsidiaries will be able to continue to engage in their current activities so long as ASB maintains its QTL status. Under the Gramm Act, any proposed acquisition of ASB would have to satisfy applicable statutory and regulatory requirements and potential acquirers of ASB would most likely be limited to companies that are already qualified as, or capable of qualifying as, either a traditional savings and loan association holding company or a bank holding company, or as one of the newly authorized financial holding companies permitted under the Gramm Act.

               Material estimates and critical accounting policies
               ---------------------------------------------------

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the case of the Company include the amounts reported for investment securities, allowance for loan losses, regulatory assets, pension and other postretirement benefit obligations, reserves for discontinued operations (see "Discontinued operations and asset dispositions" under "Certain factors that may affect future results and financial condition" above), current and deferred taxes, contingencies and litigation.

     In accordance with SEC Release No. 33-8040, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," management has identified the following accounting policies to be the most critical to the Company's financial statements--that is, management believes that these policies are both the most important to the portrayal of the Company's financial condition and results of operations, and currently require management's most difficult, subjective or complex judgments.

Consolidated
--------------------------------------------------------------------------------

Investment securities. Debt securities that the Company intends to and has the
---------------------
ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Marketable equity securities and debt securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Marketable equity securities and debt securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

     For securities that are not trading securities, declines in value determined to be other than temporary are included in earnings and result in a new cost basis for the investment. The specific identification method is used in determining realized gains and losses on the sales of securities.

     ASB owns private-issue mortgage/asset-backed securities as well as mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation (FHLMC), Government National Mortgage Association (GNMA) and FNMA, all of which are classified as available-for-sale. Market prices for the private-issue mortgage/asset-backed securities are not readily available from standard pricing services, so prices are obtained from dealers who are specialists in those markets. The prices of these securities may be influenced by factors such as market liquidity, corporate credit considerations of the underlying collateral, the levels of interest rates, expectations of prepayments and defaults, limited investor base, market sector concerns and overall market psychology. Adverse changes in any of these factors may result in additional losses. Market prices for the mortgage-backed securities issued by FHLMC, GNMA and FNMA are available from most third party securities pricing services. ASB obtains market prices for these securities from Bloomberg LP, a third party information services, news, and media company. At December 31, 2001, ASB had mortgage-backed securities issued by FHLMC, GNMA and FNMA valued at $1.5 billion and private-issue mortgage/asset-backed securities valued at $0.9 billion.

     Because quoted market prices are not available, HEI's income class notes are valued by discounting the expected future cash flows using current market rates for similar investments by an outside party. The fair value of these securities may vary substantially from period to period because of changes in market interest rates and in the performance of the assets underlying such securities. At December 31, 2001, HEI had income class notes valued at $15.6 million.

Property, plant and equipment. Property, plant and equipment are reported at
-----------------------------
cost. Self-constructed electric utility plant includes engineering, supervision, and administrative and general costs, and an allowance for the cost of funds used during the construction period. These costs are recorded in construction in progress and are transferred to property, plant and equipment when construction is completed and the facilities are either placed in service or become useful for public utility purposes. Upon the retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage value) are charged to accumulated depreciation.

     Management believes that the PUC will allow recovery of property, plant and equipment in its electric rates. If the PUC does not allow recovery of any such costs, the electric utility would be required to write off the disallowed costs at that time. See the discussion above concerning costs recorded in construction in progress for CT-4 and CT-5 at Keahole and the proposed Kamoku-Pukele transmission line under "Certain factors that may affect future results and financial condition-Other regulatory and permitting contingencies."

Retirement benefits. Pension and other postretirement benefit costs/(returns)
-------------------
are charged/(credited) primarily to expense and electric utility plant. The Company's policy is to fund pension costs in amounts consistent with the requirements of the Employee Retirement Income Security Act of 1974. Certain significant assumptions used to determine retirement benefit costs/(returns) are identified in Note 9 of the "Notes to Consolidated Financial Statements." The assumptions used by management are based on current economic conditions. Any changes in economic conditions will impact the underlying assumptions in determining pension and other postretirement benefit costs/(returns) on a prospective basis. HECO and its subsidiaries estimate pension income for 2002, net of amounts capitalized and income taxes, will be $2 million lower than in 2001 primarily as a result of the effect of the stock market decline on the performance of the assets in HEI's master pension trust and a decrease at December 31, 2001 in the discount rate used to determine the service and interest cost components of the net periodic pension benefit return for 2002.

Environmental expenditures. In general, environmental contamination treatment
--------------------------
costs are charged to expense, unless it is probable that the PUC would allow such costs to be recovered in future rates, in which case such costs would be capitalized as regulatory assets. Also, environmental costs are capitalized if the costs extend the life, increase the capacity, or improve the safety or efficiency of property; the costs mitigate or prevent future environmental contamination; or the costs are incurred in preparing the property for sale. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Estimated costs are based upon an expected level of contamination and remediation efforts. Should the level of contamination and remediation efforts be different than initially expected, the ultimate costs will differ. See "Environmental regulation" in Note 3 of the "Notes to Consolidated Financial Statements" for a description of the Honolulu Harbor investigation.

Income taxes. Deferred income tax assets and liabilities are established for the
------------
temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Governmental tax authorities could challenge a tax return position taken by management. If the Company's position does not prevail, the Company's results of operations and financial condition may be adversely affected as the related deferred or current income tax asset would be impaired.

     In March 1998, ASB formed a wholly-owned operating subsidiary, ASB Realty Corporation, which elects to be taxed as a real estate investment trust (REIT). This reorganization has reduced ASB's state income taxes by $12.3 million in 1998 through 2001. Although the State of Hawaii has challenged ASB's position that it is entitled to a dividends received deduction on dividends paid to it by ASB Realty Corporation, ASB believes that its tax position is proper. If the state's position prevails, ASB would suffer adverse state income tax consequences.

     The Company's loss of its investment in EAPRC was recognized in 2000 for financial reporting purposes and will be included in HEI's 2001 income tax return as an ordinary loss.

Electric utility
--------------------------------------------------------------------------------

Regulation by the PUC. The electric utility subsidiaries are regulated by the
---------------------
PUC. In accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements reflect assets and costs of HECO and its subsidiaries based on current cost-based rate-making regulations. The actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities. Management believes HECO and its subsidiaries' operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that those criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations and financial position may result as the regulatory assets would be charged to expense. As of December 31, 2001, regulatory assets amounted to $111 million. These regulatory assets are itemized in Note 3 of the "Notes to Consolidated Financial Statements."

Electric utility revenues. Electric utility revenues are based on rates
-------------------------
authorized by the PUC and include revenues applicable to energy consumed in the accounting period but not yet billed to the customers. At December 31, 2001, revenues applicable to energy consumed, but not yet billed, to the customers amounted to $53 million.

     Revenue amounts recorded pursuant to a PUC interim order are subject to refund, with interest, pending a final order. At December 31, 2001, HECO and its subsidiaries had recognized $12 million of revenues with respect to interim orders regarding certain integrated resource planning costs, which revenues are subject to refund, with interest, to the extent they exceed the amounts allowed in final orders. If a refund were required, the revenues to be refunded would be immediately reversed on the income statement.

     The rate schedules of the electric utility subsidiaries include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power. If the energy cost adjustment clauses were discontinued, the electric utilities' results of operations could fluctuate significantly as a result of increases and decreases in fuel oil and purchased energy prices.

Bank
--------------------------------------------------------------------------------

Allowance for loan losses. ASB maintains an allowance for loan losses that it
-------------------------
believes is adequate to absorb estimated inherent losses on all loans. The level of allowance for loan losses is based on a continuing assessment of existing risks in the loan portfolio, historical loss experience, changes in collateral values, and current and anticipated economic conditions. For business and commercial real estate loans, a risk rating system is used. Loans are rated based on the degree of risk at origination and periodically thereafter, as appropriate. A credit review department performs an evaluation of these loan portfolios to ensure compliance with the internal risk rating system and timeliness of rating changes. Adverse changes in any of the risk factors could result in higher charge-offs and loan loss provisions. When loans are deemed impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate and the fair value of the collateral securing the loan. Impairment losses are charged to the provision for loan losses and included in the allowance for loan losses.

     For the remaining loans receivable portfolio, allowance for loan loss allocations are determined based on a loss migration analysis. The loss migration analysis determines potential loss factors based on historical loss experience for homogeneous loan portfolios.

     At December 31, 2001, ASB's allowance for loan losses was $42.2 million and ASB had $37.6 million of loans on nonaccrual status. In 2001, ASB's provision for loan losses was $12.5 million.

     For a more complete discussion of the accounting policies above, see Note 1 in the "Notes to Consolidated Financial Statements."

           Quantitative and Qualitative Disclosures about Market Risk
--------------------------------------------------------------------------------
The Company manages various market risks in the ordinary course of business, including credit risk and liquidity risk, and believes its exposures to these risks are not material as of December 31, 2001. Because the Company does not have a portfolio of trading assets, the Company is not exposed to market risk from trading activities.

     The Company is exposed to some commodity price risk and foreign currency exchange rate risk. The Company's commodity price risk is mitigated by the electric utilities' energy cost adjustment clauses in their rate schedules. The Company's remaining investment in the Philippines as of December 31, 2001 is the investment in 22% of the common stock of CEPALCO, which the Company has available for sale. The sale price will be affected by the Philippine Peso/U.S. dollar exchange rate. The Company currently has no hedges against its commodity price risk and foreign currency exchange rate risks.

     The Company considers interest rate risk to be a very significant market risk as it could potentially have a significant effect on the Company's financial condition and results of operations. Interest rate risk can be defined as the exposure of the Company's earnings to adverse movements in interest rates.

     HEI has entered into two swap agreements to manage its exposure to interest rate risk. In general, HEI issues primarily fixed-rate long-term debt to balance its short-term debt, which in essence is variable-rate debt by virtue of its short-term nature. In April 2000, during a period of rising interest rates, HEI was able to issue $100 million of variable-rate medium-term notes and simultaneously enter into a swap agreement, which effectively fixed the interest rate on the $100 million of debt at 7.995% until maturity in April 2003. In June 2001, during a period of falling interest rates, HEI had the opportunity to lower its interest payments on $100 million of medium-term notes and entered into a swap agreement which changed $100 million of effectively 7.995% fixed-rate debt to variable-rate debt (adjusted quarterly based on changes in the London InterBank Offered Rate (LIBOR) indices). Other than these swaps, the Company does not currently use derivatives to manage interest rate risk.

     The Company's success is dependent, in part, upon ASB's ability to manage interest rate risk. ASB's Asset/Liability Management Committee (ALCO) serves as the group charged with the responsibility of managing interest rate risk and of carrying out the overall asset/liability management objectives and activities of ASB as approved by the ASB Board of Directors. ALCO establishes policies that monitor and coordinate ASB's assets and liabilities.

     Changing interest rates influence net interest income - interest earned on ASB's interest-earning assets less interest accrued on interest-bearing liabilities. To control the volatility of its net interest income, ASB changes the mix and pricing of its interest-sensitive assets and liabilities. In times of rising rates, for example, ASB seeks to lengthen liability maturities to lock in a lower cost of funds. Conversely, when rates are falling, ASB seeks to lengthen asset maturities to maintain yields at a higher level.

     Since ASB's primary business of making fixed-rate residential real estate loans and taking in retail deposits does not always result in the optimum mix of assets and liabilities for the management of net interest income and interest rate risk, other tools must be employed. Chief among these is use of the investment portfolio to secure asset types that may not be available through the normal course of business. Included in this area are adjustable-rate mortgage-backed securities, floating LIBOR-based securities, balloon or 15-year mortgage-backed securities, and short average life collateralized mortgage obligations. On the liability side, a shortage of retail deposits in desired maturities is made up through FHLB advances and other borrowings to meet asset/liability management needs.

     Use of wholesale assets and liabilities, while efficient, is not as profitable as those generated through the normal channels. In this regard, ASB is building its portfolio of consumer, business banking and commercial real estate loans, which generally earn higher rates of interest and have maturities shorter than residential real estate loans. The origination of consumer, business banking and commercial real estate loans involves risks different from those associated with originating residential real estate loans. For example, credit risk associated with consumer, business banking and commercial real estate loans is generally higher than for mortgage loans, the sources and level of competition may be different and, compared to residential real estate lending, the making of business banking and commercial real estate loans is a relatively new business for ASB. These different risk factors are considered in the underwriting and pricing standards established by ASB for its consumer, business banking and commercial real estate loans.

     To reduce its reliance on wholesale funding, ASB has also emphasized the need to attract core deposits, which it believes is a steady funding source with less sensitivity to changes in market interest rates than other funding sources. At December 31, 2001, core deposits comprised 60% of ASB's deposit base, compared to 55% at December 31, 2000.

     The tables below provide contractual balances of ASB's on- and off-balance sheet financial instruments at the expected maturity dates as well as the estimated fair values of those on- and off-balance sheet financial instruments as of December 31, 2001 and 2000, and constitute "forward-looking statements." The expected maturity categories take into consideration historical prepayment rates as well as actual amortization of principal and do not take into consideration reinvestment of cash. Various prepayment rates ranging from 12% to 47% and 8% to 29% were used in computing the expected maturity of ASB's interest-sensitive assets as of December 31, 2001 and 2000, respectively. The expected maturity categories for interest-sensitive core deposits take into consideration historical attrition rates based on core deposit studies. Core deposit attrition rates ranging from 14% to 32% were used in expected maturity computations for core deposits. Actual prepayment and attrition rates may differ from expected rates and may cause the actual maturities and principal repayments to differ from the expected maturities and principal repayments. The weighted-average interest rates for the various assets and liabilities presented are as of December 31, 2001 and 2000. See Note 15 in the "Notes to Consolidated Financial Statements" for descriptions of the methods and assumptions used to estimate fair value of each applicable class of financial instruments.


Bank
---------------------------------------------------------------------------------------------------------------------
                                                 Expected maturity/principal repayment              December 31, 2001
---------------------------------------------------------------------------------------------------------------------
                                                                                         There-            Estimated
(in millions)                                   2002    2003    2004    2005     2006     after   Total    fair value
---------------------------------------------------------------------------------------------------------------------
Interest-sensitive assets
Mortgage loans and mortgage/asset-backed
  securities
  Adjustable rate                              $ 521   $ 344   $ 228   $  151   $  100   $  192   $1,536    $ 1,568
   Average interest rate (%)                     6.1     6.0     6.0      5.9      5.9      5.9      6.0
  Fixed rate - one-to-four family
   residential                                   535     343     265      225      196    1,498    3,062      3,107
   Average interest rate (%)                     7.4     7.1     6.9      6.8      6.8      6.7      6.9
  Fixed rate - multi-family residential
  and nonresidential                              20      22      24       26       28       61      181        199
   Average interest rate (%)                     7.6     7.6     7.6      7.6      7.6      7.5      7.6
Consumer loans                                    76      57      43       54       14       --      244        254
   Average interest rate (%)                     9.1     9.5     9.9      8.8     11.2       --      9.4
Commercial loans                                   2       2       3       88       94       --      189        193
   Average interest rate (%)                     6.0     6.0     6.0      5.8      6.2       --      6.0
Interest-bearing deposits                        319      --      --       --       --       --      319        319
   Average interest rate (%)                     1.7      --      --       --       --       --      1.7

Interest-sensitive liabilities
Passbook deposits                                 244    120     104       89       77      471    1,105      1,105
   Average interest rate (%)                      1.5    1.5     1.5      1.5      1.5      1.5      1.5
NOW and other demand deposits                     168    127      98       76       59      242      770        770
   Average interest rate (%)                      0.2    0.2     0.2      0.2      0.2      0.2      0.2
Money market accounts                             108     74      50       34       23       49      338        338
   Average interest rate (%)                      1.8    1.8     1.8      1.8      1.8      1.8      1.8
Certificates of deposit                           951    105     114      222       58       17    1,467      1,490
   Average interest rate (%)                      3.8    4.2     5.8      6.4      5.9      4.7      4.4
FHLB advances                                     173    253     264      309       34       --    1,033      1,079
   Average interest rate (%)                      3.9    5.0     5.4      6.5      6.9       --      5.4
Other borrowings                                  648     --      35       --       --       --      683       685
   Average interest rate (%)                      2.7     --     4.7       --       --       --      2.8

Interest-sensitive off-balance sheet items
Loans serviced for others                                                                          1,057         13
   Average interest rate (%)                                                                         6.7
Loan commitments and loans in process                                                                 64         (1)
   Average interest rate (%)                                                                         6.5
Unused lines and letters of credit                                                                   662         22
   Average interest rate (%)                                                                        11.2

                                                        Expected maturity/principal repayment            December 31, 2000
--------------------------------------------------------------------------------------------------------------------------
                                                                                             There-            Estimated
(in millions)                                    2001     2002     2003     2004     2005    after    Total    fair value
--------------------------------------------------------------------------------------------------------------------------
Interest-sensitive assets
Mortgage loans and mortgage/asset-backed
 securities
 Adjustable rate                                $  475   $  370   $  289   $  223   $  173   $  571   $2,101     $2,140
  Average interest rate (%)                        7.9      7.9      7.9      7.9      7.9      7.9      7.9
 Fixed rate - one-to-four family
  residential                                      307      273      244      215      191    1,443    2,673      2,708
  Average interest rate (%)                        7.4      7.3      7.3      7.2      7.2      7.1      7.2
 Fixed rate - multi-family residential
  and nonresidential                                 5        5        5        5        5      121      146        157
  Average interest rate (%)                        8.4      8.4      8.4      8.4      8.4      8.5      8.5
Consumer loans                                      70       62       19       16       64        1      232        244
  Average interest rate (%)                       11.3     11.0      9.0      9.0      9.0      9.0     10.2
Commercial loans                                     1        1        1        1        1      125      130        138
  Average interest rate (%)                        9.9      9.9      9.9      9.9      9.9      9.9      9.9
Investment securities and
  interest-bearing deposits                         60       --       --       --       --      121      181        181
  Average interest rate (%)                        6.1       --       --       --       --      0.7      2.5

Interest-sensitive liabilities
Passbook deposits                                  212      113       97       84       72      441    1,019      1,019
  Average interest rate (%)                        2.0      2.0      2.0      2.0      2.0      2.0      2.0
NOW and other demand deposits                      132      104       83       66       53      241      679        679
  Average interest rate (%)                        0.7      0.7      0.7      0.7      0.7      0.7      0.7
Money market accounts                               92       63       43       29       20       41      288        288
  Average interest rate (%)                        2.9      2.9      2.9      2.9      2.9      2.9      2.9
Certificates of deposit                          1,150      158       16       71      169       35    1,599      1,602
  Average interest rate (%)                        5.8      6.3      5.1      6.4      6.9      6.1      6.0
FHLB advances                                      370      173      253      118      302       33    1,249      1,268
  Average interest rate (%)                        6.6      6.8      6.1      6.9      7.0      7.0      6.7
Other borrowings                                   597       --       --       --       --       --      597        596
  Average interest rate (%)                        6.3       --       --       --       --       --      6.3

Interest-sensitive off-balance sheet items
Loans serviced for others                                                                                600         12
  Average interest rate (%)                                                                              6.9
Loan commitments and loans in process                                                                     54          1
  Average interest rate (%)                                                                              8.3
Unused lines and letters of credit                                                                       534         13
  Average interest rate (%)                                                                             12.4

The Company's general policy is to manage "other than bank" interest rate risk through use of a combination of short-term debt, long-term debt (primarily fixed-rate debt) and preferred securities. The tables below provide information about the Company's "other than bank" market sensitive financial instruments, including contractual balances at the stated maturity dates as well as the estimated fair values as of December 31, 2001 and 2000, and constitute "forward-looking statements."

Other than bank
---------------------------------------------------------------------------------------------------------------------
                                                                  Expected maturity                 December 31, 2001
---------------------------------------------------------------------------------------------------------------------
                                                                                         There-            Estimated
(in millions)                                    2002    2003    2004    2005    2006    after    Total    fair value
--------------------------------------------------------------------------------------------------------------------
Interest-sensitive liabilities
Long-term debt - variable rate                   $  --   $ 100   $  --   $  --   $  --    $  --   $  100     $   101
 Average interest rate (%)                          --     6.2      --      --      --       --      6.2
Long-term debt - fixed rate                         74      36       1      37     110      788    1,046       1,013
 Average interest rate (%)                         6.8     6.7     6.8     6.7     7.5      6.0      6.2
HEI- and HECO-obligated preferred
 securities of trust subsidiaries                   --      --      --      --      --      200      200         202
  Average distribution rate (%)                     --      --      --      --      --      8.0      8.0

                                                                  Expected maturity                 December 31, 2000
---------------------------------------------------------------------------------------------------------------------
                                                                                         There-            Estimated
(in millions)                                    2001    2002    2003    2004    2005    after    Total    fair value
---------------------------------------------------------------------------------------------------------------------
Interest-sensitive liabilities
Short-term borrowings                            $ 104   $  --   $  --   $  --   $  --    $  --   $  104     $   104
 Average interest rate (%)                         7.5      --      --      --      --       --      7.5
Long-term debt - fixed rate                         61      61     139       1      37      790    1,089       1,102
 Average interest rate (%)                         7.2     6.6     7.6     6.8     6.7      6.0      6.3
HEI- and HECO-obligated preferred
 securities of trust subsidiaries                   --      --      --      --      --      200      200         192
  Average distribution rate (%)                     --      --      --      --      --      8.0      8.0

Independent Auditors' Report
--------------------------------------------------------------------------------


The Board of Directors and Stockholders
Hawaiian Electric Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in note 1 of notes to consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities.


/s/  KPMG LLP

Honolulu, Hawaii
January 23, 2002

Consolidated Statements of Income
--------------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries

Years ended December 31                                                                 2001           2000           1999
-----------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)
Revenues
Electric utility.............................................................        $1,289,304     $1,277,170     $1,055,204
Bank.........................................................................           444,602        450,882        409,913
Other........................................................................            (6,629)         4,259         53,709
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      1,727,277      1,732,311      1,518,826
-----------------------------------------------------------------------------------------------------------------------------
Expenses
Electric utility.............................................................         1,095,359      1,084,079        880,490
Bank.........................................................................           362,503        380,841        349,561
Other........................................................................            13,242          9,858         50,173
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      1,471,104      1,474,778      1,280,224
-----------------------------------------------------------------------------------------------------------------------------
Operating income (loss)
Electric utility.............................................................           193,945        193,091        174,714
Bank.........................................................................            82,099         70,041         60,352
Other........................................................................           (19,871)        (5,599)         3,536
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        256,173        257,533        238,602
-----------------------------------------------------------------------------------------------------------------------------
Interest expense--other than bank.............................................          (78,726)       (77,298)       (72,117)
Allowance for borrowed funds used during construction........................             2,258          2,922          2,576
Preferred stock dividends of subsidiaries....................................            (2,006)        (2,007)        (2,135)
Preferred securities distributions of trust subsidiaries.....................           (16,035)       (16,035)       (16,025)
Allowance for equity funds used during construction..........................             4,239          5,380          4,228
-----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes........................           165,903        170,495        155,129
Income taxes.................................................................            58,157         61,159         58,703
-----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations............................................           107,746        109,336         96,426
-----------------------------------------------------------------------------------------------------------------------------
Discontinued operations, net of income taxes
 Loss from operations........................................................            (1,254)       (63,592)        (3,532)
 Net gain (loss) on disposals................................................           (22,787)            --          3,953
-----------------------------------------------------------------------------------------------------------------------------
Gain (loss) from discontinued operations.....................................           (24,041)       (63,592)           421
-----------------------------------------------------------------------------------------------------------------------------
Net income...................................................................        $   83,705     $   45,744     $   96,847
=============================================================================================================================
Basic earnings (loss) per common share
 Continuing operations.......................................................        $     3.19     $     3.36     $     3.00
 Discontinued operations.....................................................             (0.71)         (1.95)          0.01
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     $     2.48     $     1.41     $     3.01
=============================================================================================================================
Diluted earnings (loss) per common share
 Continuing operations.......................................................        $     3.18     $     3.35     $     2.99
 Discontinued operations.....................................................             (0.71)         (1.95)          0.01
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     $     2.47     $     1.40     $     3.00
=============================================================================================================================
Dividends per common share...................................................        $     2.48     $     2.48     $     2.48
=============================================================================================================================
Weighted-average number of common shares outstanding.........................            33,754         32,545         32,188
 Dilutive effect of stock options and dividend equivalents...................               188            142            103
-----------------------------------------------------------------------------------------------------------------------------
Adjusted weighted-average shares.............................................            33,942         32,687         32,291
=============================================================================================================================

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Balance Sheets
--------------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries

December 31                                                                                   2001                       2000
-----------------------------------------------------------------------------------------------------------------------------
(in thousands)
ASSETS
Cash and equivalents .................................................                 $   450,827                 $  212,783
Accounts receivable and unbilled revenues, net .......................                     164,124                    188,056
Available-for-sale investment and mortgage/asset-backed securities ...                   1,613,710                    164,668
Available-for-sale mortgage/asset-backed securities pledged for
 repurchase agreements ...............................................                     756,749                         --
Held-to-maturity investment and mortgage/asset-backed securities
 (estimated fair value $84,211 and $1,447,787) .......................                      84,211                  1,448,466
Held-to-maturity mortgage/asset-backed securities pledged for
 repurchase agreements (estimated fair value nil and $658,847)........                          --                    657,371
Loans receivable, net ................................................                   2,857,622                  3,211,325
Property, plant and equipment, net
    Land .............................................................   $    45,005                 $    44,353
    Plant and equipment ..............................................     3,178,822                   3,079,660
    Construction in progress .........................................       176,655                     157,608
                                                                         -----------                 -----------
                                                                           3,400,482                   3,281,621
    Less--accumulated depreciation....................................    (1,332,979)    2,067,503    (1,227,147)   2,054,474
                                                                         -----------                 -----------
Regulatory assets ....................................................                     111,376                    116,623
Other ................................................................                     309,874                    363,447
Goodwill and other intangibles .......................................                     101,947                    101,481
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       $ 8,517,943                 $8,518,694
=============================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable .....................................................                  $  119,850                 $  125,719
Deposit liabilities ..................................................                   3,679,586                  3,584,646
Short-term borrowings ................................................                          --                    104,398
Securities sold under agreements to repurchase .......................                     683,180                    596,504
Advances from Federal Home Loan Bank .................................                   1,032,752                  1,249,252
Long-term debt .......................................................                   1,145,769                  1,088,731
Deferred income taxes ................................................                     185,436                    187,420
Contributions in aid of construction .................................                     213,557                    211,518
Other ................................................................                     293,742                    297,041
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         7,353,872                  7,445,229
-----------------------------------------------------------------------------------------------------------------------------
HEI- and HECO-obligated preferred securities of trust subsidiaries directly or indirectly holding solely HEI and HEI-guaranteed
 and HECO and HECO-guaranteed subordinated debentures ................                     200,000                    200,000
Preferred stock of subsidiaries - not subject to mandatory
 redemption...........................................................                      34,406                     34,406
-----------------------------------------------------------------------------------------------------------------------------
                                                                                           234,406                    234,406
-----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity
Preferred stock, no par value, authorized 10,000 shares; issued:
 none.................................................................                          --                         --
Common stock, no par value, authorized 100,000 shares; issued and
 outstanding:  35,600 shares and 32,991 shares .......................                     787,374                    691,925
Retained earnings ....................................................                     147,837                    147,324
Accumulated other comprehensive loss
       Net unrealized gains (losses) on securities ...................   $    (5,181)                $       129
       Minimum pension liability .....................................          (365)       (5,546)         (319)        (190)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                           929,665                    839,059
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        $8,517,943                 $8,518,694
=============================================================================================================================

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Statements of Changes in Stockholders' Equity
--------------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries

                                                                                           Accumulated
                                                          Common stock                        other
                                                      -------------------     Retained    comprehensive
(in thousands)                                        Shares      Amount      earnings    income (loss)      Total
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998 ........................   32,116    $ 661,951    $ 165,252      $  (231)       $ 826,972
Comprehensive income:
   Net income .....................................       --           --       96,847           --           96,847
   Minimum pension liability adjustment,
    net of tax benefits of $31 ....................       --           --           --          (48)             (48)
--------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss) .......................       --           --       96,847          (48)          96,799
--------------------------------------------------------------------------------------------------------------------
Issuance of common stock:
   Retirement savings and other plans .............       97        3,449           --           --            3,449
   Expenses and other .............................       --          214           --           --              214
Common stock dividends ($2.48 per share) ..........       --           --      (79,848)          --          (79,848)
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999 ........................   32,213      665,614      182,251         (279)         847,586
Comprehensive income:
   Net income .....................................       --           --       45,744           --           45,744
   Net unrealized gains on securities arising
   during the period, net of taxes of $69 .........       --           --           --          129              129
   Minimum pension liability adjustment,
    net of tax benefits of $25 ....................       --           --           --          (40)             (40)
--------------------------------------------------------------------------------------------------------------------
Comprehensive income ..............................       --           --       45,744           89           45,833
--------------------------------------------------------------------------------------------------------------------
Issuance of common stock:
   Dividend reinvestment and stock purchase plan ..      511       17,615           --           --           17,615
   Retirement savings and other plans .............      267        8,704           --           --            8,704
   Expenses and other .............................       --           (8)          --           --               (8)
Common stock dividends ($2.48 per share) ..........       --           --      (80,671)          --          (80,671)
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000 ........................   32,991      691,925      147,324         (190)         839,059
Comprehensive income:
   Net income .....................................       --           --       83,705           --           83,705
   Net unrealized losses on securities:
      Cumulative effect of the adoption of SFAS
       No. 133, net of tax benefits of $1,294 .....       --           --           --         (559)            (559)
      Net unrealized losses arising during
       the period, net of taxes of $3,618 .........       --           --           --       (1,748)          (1,748)
      Add: reclassification adjustment for net
       realized gains included in net income, net
       of taxes of $1,391..........................       --           --           --       (3,003)          (3,003)
   Minimum pension liability adjustment,
    net of tax benefits of $29 ....................       --           --           --          (46)             (46)
--------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss) .......................       --           --       83,705       (5,356)          78,349
--------------------------------------------------------------------------------------------------------------------
Issuance of common stock:
   Public offering ................................    1,500       56,550           --           --           56,550
   Dividend reinvestment and stock purchase plan ..      694       26,310           --           --           26,310
   Retirement savings and other plans .............      415       14,816           --           --           14,816
   Expenses and other .............................       --       (2,227)          --           --           (2,227)
Common stock dividends ($2.48 per share) ..........       --           --      (83,192)          --          (83,192)
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001 ........................   35,600    $ 787,374    $ 147,837      $(5,546)       $ 929,665
====================================================================================================================

At December 31, 2001, HEI had reserved a total of 10,007,418 shares of common stock for future issuance under the HEI Dividend Reinvestment and Stock Purchase Plan, the Hawaiian Electric Industries Retirement Savings Plan, the 1987 Stock Option and Incentive Plan, as amended, and other plans.

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
Hawaiian Electric Industries, Inc. and subsidiaries

Years ended December 31                                                                  2001         2000         1999
-----------------------------------------------------------------------------------------------------------------------
(in thousands)
Cash flows from operating activities
Income from continuing operations .............................................   $   107,746    $ 109,336    $  96,426
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
      Depreciation of property, plant and equipment ...........................       110,425      108,608      108,245
      Other amortization ......................................................        19,119       10,214       13,767
      Provision for loan losses ...............................................        12,500       13,050       16,500
      Deferred income taxes ...................................................           382        7,142          885
      Allowance for equity funds used during construction .....................        (4,239)      (5,380)      (4,228)
      Changes in assets and liabilities, net of effects from the disposal of businesses
            Decrease (increase) in accounts receivable and unbilled
             revenues, net.....................................................        23,932      (34,709)        (253)
            Increase (decrease) in accounts payable ...........................        (5,869)       8,776        9,513
            Changes in other assets and liabilities ...........................        (4,570)      47,889      (49,598)
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities .....................................       259,426      264,926      191,257
-----------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
Available-for-sale mortgage/asset-backed securities purchased .................    (1,190,130)     (56,567)          --
Principal repayments on available-for-sale mortgage/asset-backed securities ...       605,428           55           --
Proceeds from sale of mortgage/asset-backed securities ........................       701,343           --           --
Held-to-maturity investment securities purchased ..............................            --      (56,500)    (112,029)
Proceeds from maturities of held-to-maturity investment securities ............            --       43,000       43,000
Proceeds from sale of investment securities ...................................        87,528           --           --
Held-to-maturity mortgage/asset-backed securities purchased ...................            --     (320,102)    (735,650)
Principal repayments on held-to-maturity mortgage/asset-backed securities .....            --      281,169      552,174
Loans receivable originated and purchased .....................................    (1,036,073)    (530,133)    (633,554)
Principal repayments on loans receivable ......................................       749,378      446,647      531,628
Proceeds from sale of loans ...................................................       215,888       52,328        5,759
Capital expenditures ..........................................................      (126,308)    (134,576)    (119,637)
Purchase of bank-owned life insurance .........................................            --           --      (20,000)
Proceeds from sale of Young Brothers, Ltd. and Hawaiian Tug & Barge Corp
 assets........................................................................            --           --       41,610
Other .........................................................................        20,486       25,455       33,824
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities ...........................        27,540     (249,224)    (412,875)
-----------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Net increase (decrease) in deposit liabilities ................................        94,940       92,991     (374,081)
Net decrease in short-term borrowings with original maturities of three
 months or less................................................................      (101,402)     (50,431)     (71,014)
Proceeds from other short-term borrowings .....................................            --       57,499           --
Repayment of other short-term borrowings ......................................        (3,000)     (55,682)          --
Net increase (decrease) in retail repurchase agreements .......................         6,870        8,575       (1,251)
Proceeds from securities sold under agreements to repurchase ..................       824,692      677,677      901,372
Repayments of securities sold under agreements to repurchase ..................      (744,236)    (753,525)    (764,154)
Proceeds from advances from Federal Home Loan Bank ............................       214,100      511,931      906,400
Principal payments on advances from Federal Home Loan Bank ....................      (430,600)    (451,760)    (522,900)
Proceeds from issuance of long-term debt ......................................       117,336      187,507      199,656
Repayment of long-term debt ...................................................       (60,500)     (76,500)    (121,900)
Preferred securities distributions of trust subsidiaries ......................       (16,035)     (16,035)     (16,025)
Redemption of electric utility subsidiaries' preferred stock ..................            --           --      (47,080)
Net proceeds from issuance of common stock ....................................        78,937       14,080        3,449
Common stock dividends ........................................................       (67,015)     (68,624)     (79,848)
Other .........................................................................       (10,659)        (650)      (8,483)
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities ...........................       (96,572)      77,053        4,141
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) discontinued operations ........................        47,650      (77,371)       4,425
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and equivalents ...............................       238,044       15,384     (213,052)
Cash and equivalents, January 1 ...............................................       212,783      197,399      410,451
-----------------------------------------------------------------------------------------------------------------------
Cash and equivalents, December 31 .............................................   $   450,827    $ 212,783    $ 197,399
=======================================================================================================================

See accompanying "Notes to Consolidated Financial Statements."

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1    Summary of significant accounting policies
--------------------------------------------------------------------------------

General
--------------------------------------------------------------------------------

Hawaiian Electric Industries, Inc. (HEI) is a holding company with wholly-owned subsidiaries engaged in electric utility, banking and other businesses, primarily in the State of Hawaii. In December 2000, HEI wrote off its indirect investment in East Asia Power Resources Corporation (EAPRC), an independent power producer in the Philippines, and in October 2001, HEI adopted a plan to exit the international power business. In November 1999, an HEI subsidiary, Hawaiian Tug & Barge Corp. (HTB), sold Young Brothers, Limited (YB) and substantially all of HTB's operating assets. HTB's name was changed to The Old Oahu Tug Service, Inc. (TOOTS) and it ceased operations. In September 1998, HEI adopted a plan to exit the residential real estate development business.

Basis of presentation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change include the amounts reported for investment securities, allowance for loan losses, regulatory assets, pension and other postretirement benefit obligations, reserves for discontinued operations, current and deferred taxes, contingencies and litigation.

Consolidation. The consolidated financial statements include the accounts of HEI and its subsidiaries (collectively, the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and equivalents. The Company considers cash on hand, deposits in banks, deposits with the Federal Home Loan Bank (FHLB) of Seattle, money market accounts, certificates of deposit, short-term commercial paper and reverse repurchase agreements and liquid investments (with original maturities of three months or less) to be cash and equivalents.

Investment securities. Debt securities that the Company intends to and has the ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Marketable equity securities and debt securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Marketable equity securities and debt securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

     For securities that are not trading securities, declines in value determined to be other than temporary are included in earnings and result in a new cost basis for the investment. The specific identification method is used in determining realized gains and losses on the sales of securities.

Equity method. Investments in up to 50%-owned affiliates, over which the Company has the ability to exercise significant influence over the operating and financing policies, are accounted for under the equity method, whereby the investment is carried at cost, plus the Company's equity in undistributed earnings or losses since acquisition. Equity in earnings or losses are reflected in operating revenues.

Property, plant and equipment. Property, plant and equipment are reported at cost. Self-constructed electric utility plant includes engineering, supervision, and administrative and general costs, and an allowance for the cost of funds used during the construction period. These costs are recorded in construction in progress and are transferred to property, plant and equipment when construction is completed and the facilities are either placed in service or become useful for public utility purposes. Upon the retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage value) are charged to accumulated depreciation.

Depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets being depreciated. Electric utility plant has useful lives ranging from 20 to 45 years for production plant, from 25 to 50 years for transmission and distribution plant and from 8 to 45 years for general plant. The electric utility subsidiaries' composite annual depreciation rate was 3.9% in 2001, 2000 and 1999.

Retirement benefits. Pension and other postretirement benefit costs/(returns) are charged/(credited) primarily to expense and electric utility plant. The Company's policy is to fund pension costs in amounts consistent with the requirements of the Employee Retirement Income Security Act of 1974. Certain health care and/or life insurance benefits are provided to eligible retired employees and the employees' beneficiaries and covered dependents.

Environmental expenditures. The Company is subject to numerous federal and state environmental statutes and regulations. In general, environmental contamination treatment costs are charged to expense, unless it is probable that the Public Utilities Commission of the State of Hawaii (PUC) would allow such costs to be recovered in future rates, in which case such costs would be capitalized as regulatory assets. Also, environmental costs are capitalized if the costs extend the life, increase the capacity, or improve the safety or efficiency of property; the costs mitigate or prevent future environmental contamination; or the costs are incurred in preparing the property for sale. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.

Income taxes. Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Federal and state tax credits are deferred and amortized over the estimated useful lives of the properties which qualified for the credits.

     Governmental tax authorities could challenge a tax return position taken by management. If the Company's position does not prevail, the Company's results of operations and financial condition may be adversely affected as the related deferred or current income tax asset would be impaired.

Earnings per share. Basic earnings per share (EPS) is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed similarly, except that common shares for dilutive stock options and dividend equivalents are added to the denominator.

     At December 31, 2001, 2000 and 1999, options to purchase 204,000, 599,625 and 486,500 shares of common stock, respectively, were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of HEI's common stock for 2001, 2000 and 1999, respectively.

Stock compensation. The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including Financial Accounting Standards Board (FASB) Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25" issued in March 2000, to account for its stock options. For fixed stock options, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. For variable stock options, compensation expense is recorded based on the quoted market price of the Company's stock at the end of the period. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

Impairment of long-lived assets and long-lived asset to be disposed of. The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Recent accounting pronouncements

Derivative instruments and hedging activities. The Company adopted SFAS No. 133,
---------------------------------------------
"Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended, allows the reclassification of certain debt securities from held-to-maturity to either available-for-sale or trading at the time of adoption. On January 1, 2001, approximately $2 billion in mortgage/asset-backed securities and $13 million in investment securities having estimated fair values of approximately $2 billion and $13 million, respectively, were reclassified from held-to-maturity to available-for-sale. At January 1, 2001, the net unrealized loss on securities, net of income taxes, was included in accumulated other comprehensive income within stockholders' equity.

Business combinations, goodwill and other intangible assets. In June 2001, FASB
-----------------------------------------------------------
issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for business combinations initiated or completed after June 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually (effective January 1, 2002 for the Company). SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121.

     The Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations and make any necessary amortization period adjustments by the end of the first quarter of 2002. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first quarter of 2002. Any impairment loss will be measured as of January 1, 2002 and recognized as the cumulative effect of a change in accounting principle in the first quarter of 2002. Management believes that the impact of adopting these provisions of SFAS No. 142 will not be material on the Company's results of operations, financial condition or liquidity.

     As of December 31, 2001, the Company's unamortized goodwill was $83.2 million and unamortized identifiable intangible assets were $18.7 million. The Company adopted the provisions of SFAS No. 142 on January 1, 2002. Application of the nonamortization provisions is expected to result in an increase in net income of approximately $3.8 million for 2002.

Accounting for the impairment or disposal of long-lived assets. In August 2001,
--------------------------------------------------------------
the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." For long-lived assets to be held and used, SFAS No. 144 retains the requirements of SFAS No. 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value. Further, SFAS No. 144 eliminates the requirement to allocate goodwill to long-lived assets to be tested for impairment, describes a probability-weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated for the amount of possible future cash flows, and establishes a "primary-asset" approach to determine the cash flow estimation period. For long-lived assets to be disposed of other than by sale (e.g., assets abandoned, exchanged or distributed to owners in a spinoff), SFAS No. 144 requires that such assets be considered held and used until disposed of. Further, an impairment loss should be recognized at the date an asset is exchanged for a similar productive asset or distributed to owners in a spinoff if the carrying amount exceeds its fair value. For long-lived assets to be disposed of by sale, SFAS No. 144 retains the requirements of SFAS No. 121 to measure a long-lived asset classified as held for sale at the lower of its carrying amount or fair value less cost to sell and to cease depreciation. Operations discontinued after January 1, 2002 would no longer be measured on a net realizable value basis, and future operating losses would no longer be recognized before they occur. SFAS No. 144 broadens the presentation of discontinued operations to include a component of an entity, establishes criteria to determine when a long-lived asset is held for sale, prohibits retroactive reclassification of the asset as held for sale at the balance sheet date if the criteria are met after the balance sheet date but before issuance of the financial statements, and provides accounting guidance for the reclassification of an asset from "held for sale" to "held and used." The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. The Company adopted the provisions of SFAS No. 144 on January 1, 2002 with no resulting material impact on the Company's results of operations, financial condition or liquidity.

Asset retirement obligations. In June 2001, the FASB issued SFAS No. 143,
----------------------------
"Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS No. 143 on January 1, 2003, but management has not yet determined the impact, if any, of adoption.

Reclassifications. Certain reclassifications have been made to prior years' financial statements to conform to the 2001 presentation.

Electric utility
--------------------------------------------------------------------------------

Regulation by the PUC. The electric utility subsidiaries are regulated by the PUC and account for the effects of regulation under SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." The actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities.

Contributions in aid of construction. The electric utility subsidiaries receive contributions from customers for special construction requirements. As directed by the PUC, the subsidiaries amortize contributions on a straight-line basis over 30 years as an offset against depreciation expense.

Electric utility revenues. Electric utility revenues are based on rates authorized by the PUC and include revenues applicable to energy consumed in the accounting period but not yet billed to the customers. Revenue amounts recorded pursuant to a PUC interim order are subject to refund, with interest, pending a final order.

     The rate schedules of the electric utility subsidiaries include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power.

Allowance for funds used during construction (AFUDC). AFUDC is an accounting practice whereby the costs of debt and equity funds used to finance plant construction are credited on the statement of income and charged to construction in progress on the balance sheet.

     The weighted-average AFUDC rate was 8.7% in 2001, 8.6% in 2000 and 8.7% in 1999, and reflected quarterly compounding.

Bank
--------------------------------------------------------------------------------

Loans receivable. American Savings Bank, F.S.B. and subsidiaries (ASB) state loans receivable at cost less an allowance for loan losses, loan origination and commitment fees and purchase premiums and discounts. Interest on loans is credited to income as it is earned. Premiums are amortized and discounts are accreted over the estimated life of the loan using the level-yield method.

Allowance for loan losses. ASB maintains an allowance for loan losses that it believes is adequate to absorb estimated inherent losses on all loans. The level of allowance for loan losses is based on a continuing assessment of existing risks in the loan portfolio, historical loss experience, changes in collateral values, and current and anticipated economic conditions. For business and commercial real estate loans, a risk rating system is used. Loans are rated based on the degree of risk at origination and periodically thereafter, as appropriate. A credit review department performs an evaluation of these loan portfolios to ensure compliance with the internal risk rating system and timeliness of rating changes. Adverse changes in any of the risk factors could result in higher charge-offs and loan loss provisions. When loans are deemed impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate and the fair value of the collateral securing the loan. Impairment losses are charged to the provision for loan losses and included in the allowance for loan losses.
     For the remaining loans receivable portfolio, allowance for loan loss allocations are determined based on a loss migration analysis. The loss migration analysis determines potential loss factors based on historical loss experience for homogeneous loan portfolios.

Real estate acquired in settlement of loans. ASB records real estate acquired in settlement of loans at the lower of cost or fair value less estimated selling expenses.

Loan origination and commitment fees. ASB defers loan origination fees (net of direct costs) and recognizes such fees as an adjustment of yield over the life of the loan. ASB also defers nonrefundable commitment fees (net of direct loan origination costs, if applicable) for commitments to originate or purchase loans and, if the commitment is exercised, recognizes such fees as an adjustment of yield over the life of the loan. If the commitment expires unexercised, ASB recognizes nonrefundable commitment fees as income upon expiration.

Goodwill and core deposit intangibles. In 2001, 2000 and 1999, ASB amortized goodwill on a straight-line basis over 25 years and core deposit intangibles each year at the greater of the actual attrition rate of such deposit base or 10% of the original value. Management evaluated whether later events or changes in circumstances indicated the remaining estimated useful life of an intangible asset warranted revision or that the remaining balance of an intangible asset was not recoverable. When factors indicated that an intangible asset should be evaluated for possible impairment, management used an estimate of undiscounted future cash flows over the remaining useful life of the asset in measuring whether the intangible asset was recoverable.

     As of January 1, 2002, in accordance with SFAS No. 142, ASB no longer amortized goodwill, which totaled $83.2 million at December 31, 2001, but instead will test goodwill for impairment at least annually using a valuation method based on a market approach, which takes into consideration market values of comparable publicly traded companies and recent transactions of companies in the industry, and an income approach, which takes into consideration the discounted cash flows of on- and off-balance sheet assets and liabilities. Absent impairment, the effect of this change in accounting policy will be to increase net income by $3.8 million annually. If goodwill is determined in any year to be impaired, an impairment loss will be recognized equal to the amount of the excess of the carrying amount of goodwill over the implied fair value and charged to income from operations. Core deposit intangibles continue to be amortized each year at the greater of the actual attrition rate of such deposit base or 10% of the original value. Core deposit intangibles will be reviewed for impairment in accordance with SFAS No. 142 and 144.

2 . Segment financial information
--------------------------------------------------------------------------------

The electric utility and bank segments are strategic business units of the Company that offer different products and services and operate in different regulatory environments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies, except that income taxes for each segment are calculated on a "stand-alone" basis. HEI evaluates segment performance based on income from continuing operations. The Company accounts for intersegment sales and transfers as if the sales and transfers were to third parties, that is, at current market prices. Intersegment revenues consist primarily of interest and preferred dividends.

Electric utility
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. (HECO) and its wholly owned operating subsidiaries, Hawaii Electric Light Company, Inc. (HELCO) and Maui Electric Company, Limited (MECO), are electric public utilities in the business of generating, purchasing, transmitting, distributing and selling electric energy, and are regulated by the PUC.

Bank
--------------------------------------------------------------------------------
ASB is a federally chartered savings bank providing a full range of banking services to individual and business customers through its branch system in Hawaii. ASB is subject to examination and comprehensive regulation by the Department of Treasury, Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC), and is subject to reserve requirements established by the Board of Governors of the Federal Reserve System. By reason of the regulation of its subsidiary, ASB Realty Corporation, ASB is also subject to regulation by the Hawaii Commissioner of Financial Institutions.

Other
--------------------------------------------------------------------------------
"Other" includes amounts for the holding companies and other subsidiaries not qualifying as reportable segments.

     In November 1999, HTB sold YB and substantially all of HTB's operating assets. HTB's name was changed to TOOTS and it ceased operations. HTB provided tugboat and charter barge services in Hawaii and the Pacific area and, together with YB, provided general freight and containerized cargo transportation among the Hawaiian Islands.

                                                        Electric
(in thousands)                                            Utility        Bank        Other      Total
--------------------------------------------------------------------------------------------------------

2001
Revenues from external customers ....................   $1,289,297   $  444,602   $  (6,622)  $1,727,277
Intersegment revenues (eliminations) ................            7           --          (7)          --
--------------------------------------------------------------------------------------------------------
     Revenues .......................................    1,289,304      444,602      (6,629)   1,727,277
========================================================================================================
Depreciation and amortization .......................      113,455       14,444       1,645      129,544
=========================================================================================================
Interest expense....................................        47,056      213,585      31,670      292,311
=========================================================================================================
Profit (loss)* ......................................      143,716       76,475     (54,288)     165,903
Income taxes (benefit) ..............................       55,416       27,944     (25,203)      58,157
--------------------------------------------------------------------------------------------------------
     Income (loss) from continuing operations .......       88,300       48,531     (29,085)     107,746
=========================================================================================================
Capital expenditures ................................      115,540        9,827         941      126,308
 ========================================================================================================
Assets (at December 31, 2001, including net assets of
 discontinued operations) ...........................    2,389,738    6,011,448     116,757    8,517,943
=========================================================================================================

2000
Revenues from external customers ....................   $1,277,140   $  450,878   $   4,293   $1,732,311
Intersegment revenues (eliminations) ................           30            4         (34)          --
--------------------------------------------------------------------------------------------------------
     Revenues .......................................    1,277,170      450,882       4,259    1,732,311
========================================================================================================
Depreciation and amortization ......................       107,325        9,690       1,807      118,822
========================================================================================================
Interest expense ....................................       49,062      238,875      28,236      316,173
========================================================================================================
Profit (loss)* ......................................      142,661       64,404     (36,570)     170,495
Income taxes (benefit) ..............................       55,375       23,774     (17,990)      61,159
--------------------------------------------------------------------------------------------------------
     Income (loss) from continuing operations .......       87,286       40,630     (18,580)     109,336
========================================================================================================
Capital expenditures ................................      130,089        3,839         648      134,576
========================================================================================================
Assets (at December 31, 2000, including net assets of
 discontinued operations) ...........................    2,392,858    5,969,315     156,521    8,518,694
========================================================================================================

1999
Revenues from external customers ....................   $1,055,193   $  409,883   $  53,750   $1,518,826
Intersegment revenues (eliminations) ................           11           30         (41)          --
--------------------------------------------------------------------------------------------------------
     Revenues .......................................    1,055,204      409,913      53,709    1,518,826
========================================================================================================
Depreciation and amortization .......................       99,631       15,711       6,670      122,012
========================================================================================================
Interest expense ....................................       48,461      207,168      23,656      279,285
========================================================================================================
Profit (loss)* ......................................      123,269       54,940     (23,080)     155,129
Income taxes (benefit) ..............................       48,047       19,528      (8,872)      58,703
--------------------------------------------------------------------------------------------------------
     Income (loss) from continuing operations .......       75,222       35,412     (14,208)      96,426
========================================================================================================
Capital expenditures ................................      108,109        8,366       3,162      119,637
========================================================================================================
Assets (at December 31, 1999, including net assets of
 discontinued operations) ...........................    2,302,809    5,848,207     137,631    8,288,647
========================================================================================================

* Income (loss) from continuing operations before income taxes.

Revenues attributed to foreign countries and long-lived assets located in foreign countries as of the dates and for the periods identified above were not material.

3 . Electric utility subsidiary
--------------------------------------------------------------------------------

Selected consolidated financial information
Hawaiian Electric Company, Inc. and subsidiaries

Income statement data
-----------------------------------------------------------------------------------------------------------------
Years ended December 31                                                  2001            2000            1999
-----------------------------------------------------------------------------------------------------------------
(in thousands)
Revenues
Operating revenues...............................................    $  1,284,312     $ 1,270,635     $ 1,050,323
Other--nonregulated...............................................          4,992           6,535           4,881
-----------------------------------------------------------------------------------------------------------------
                                                                        1,289,304       1,277,170       1,055,204
-----------------------------------------------------------------------------------------------------------------
Expenses
Fuel oil ........................................................         346,728         362,905         216,693
Purchased power..................................................         337,844         311,207         275,691
Other operation..................................................         125,565         123,779         136,303
Maintenance......................................................          61,801          66,069          57,425
Depreciation.....................................................         100,714          98,517          93,301
Taxes, other than income taxes...................................         120,894         119,784          99,788
Other--nonregulated...............................................          1,813           1,818           1,289
-----------------------------------------------------------------------------------------------------------------
                                                                        1,095,359       1,084,079         880,490
-----------------------------------------------------------------------------------------------------------------
Operating income from regulated and nonregulated activities......         193,945         193,091         174,714
Allowance for equity funds used during construction..............           4,239           5,380           4,228
Interest and other charges.......................................         (55,646)        (57,652)        (57,071)
Allowance for borrowed funds used during construction............           2,258           2,922           2,576
-----------------------------------------------------------------------------------------------------------------
Income before income taxes and
   preferred stock dividends of HECO.............................         144,796         143,741         124,447
Income taxes.....................................................          55,416          55,375          48,047
-----------------------------------------------------------------------------------------------------------------
Income before preferred stock dividends of HECO..................          89,380          88,366          76,400
Preferred stock dividends of HECO................................           1,080           1,080           1,178
-----------------------------------------------------------------------------------------------------------------
Net income for common stock......................................    $     88,300     $    87,286     $    75,222
=================================================================================================================

Balance sheet data
------------------------------------------------------------------------------------------------
December 31                                                             2001             2000
------------------------------------------------------------------------------------------------
(in thousands)
Assets
Utility plant, at cost
     Property, plant and equipment ................................   $ 3,100,297    $ 3,005,596
     Less accumulated depreciation ................................    (1,266,332)    (1,170,184)
     Construction in progress .....................................       170,558        157,183
------------------------------------------------------------------------------------------------
Net utility plant .................................................     2,004,523      1,992,595
Regulatory assets .................................................       111,376        116,623
Other .............................................................       273,839        283,640
------------------------------------------------------------------------------------------------
                                                                      $ 2,389,738    $ 2,392,858
================================================================================================
Capitalization and liabilities
Common stock equity ...............................................   $   877,154    $   825,012
Cumulative preferred stock- not subject to mandatory redemption
 (dividend rates of 4.25-7.625%) ..................................        34,293         34,293
HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed
 debentures (7.30-8.05%) ..........................................       100,000        100,000
Long-term debt ....................................................       685,269        667,731
------------------------------------------------------------------------------------------------
Total capitalization ..............................................     1,696,716      1,627,036
Short-term borrowings from nonaffiliates and affiliate ............        48,297        113,162
Deferred income taxes .............................................       145,608        137,066
Contributions in aid of construction ..............................       213,557        211,518
Other .............................................................       285,560        304,076
------------------------------------------------------------------------------------------------
                                                                      $ 2,389,738    $ 2,392,858
================================================================================================

Regulatory assets. In accordance with SFAS No. 71, HECO and its subsidiaries' financial statements reflect assets and costs based on current cost-based rate-making regulations. Continued accounting under SFAS No. 71 requires that certain criteria be met. Management believes HECO and its subsidiaries' operations currently satisfy the criteria. However, if events or circumstances should change so that the criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial position or liquidity may result as the regulatory assets would be charged to expense.

     Regulatory assets are expected to be fully recovered through rates over PUC authorized periods ranging from one to 36 years and included the following deferred costs:

December 31                                                               2001        2000
-------------------------------------------------------------------------------------------
(in thousands)
Income taxes ........................................................   $ 62,467   $ 60,263
Postretirement benefits other than pensions .........................     19,687     21,477
Unamortized expense and premiums on retired debt and equity issuances     12,100     12,383
Integrated resource planning costs ..................................      6,243     10,592
Vacation earned, but not yet taken ..................................      4,929      5,919
Other ...............................................................      5,950      5,989
-------------------------------------------------------------------------------------------
                                                                        $111,376   $116,623
===========================================================================================

Cumulative preferred stock. Certain cumulative preferred stock of HECO and its subsidiaries is redeemable at the option of the respective company at a premium or par, but none is subject to mandatory redemption.

Major customers. HECO and its subsidiaries received approximately 10% ($127 million), 10% ($123 million) and 9% ($98 million) of their operating revenues from the sale of electricity to various federal government agencies in 2001, 2000 and 1999, respectively.

Commitments and contingencies

Fuel contracts. HECO and its subsidiaries have contractual agreements to
---------------
purchase minimum quantities of fuel oil and diesel fuel through 2004 (at prices tied to the market prices of petroleum products in Singapore and Los Angeles). Based on the average price per barrel at January 1, 2002, the estimated cost of minimum purchases under the fuel supply contracts for 2002 is $195 million. The actual cost of purchases in 2002 could vary substantially from this estimate as a result of changes in market prices, quantities actually purchased and/or other factors. HECO and its subsidiaries purchased $328 million, $359 million and $229 million of fuel under contractual agreements in 2001, 2000 and 1999, respectively.

Power purchase agreements. At December 31, 2001, HECO and its subsidiaries had
-------------------------
power purchase agreements for 534 megawatt (MW) of firm capacity. The PUC allows rate recovery for energy and firm capacity payments under these agreements. Assuming that each of the agreements remains in place for its current term and the minimum availability criteria in the power purchase agreements are met, aggregate minimum fixed capacity charges are expected to be approximately $123 million each in 2002, 2003 and 2004, $116 million in 2005 and 2006 and a total of $1.7 billion in the period from 2007 through 2030.

     In general, HECO and its subsidiaries base their payments under the power purchase agreements upon available capacity and energy and they are generally not required to make payments for capacity if the contracted capacity is not available, and payments are reduced, under certain conditions, if available capacity drops below contracted levels. In general, the payment rates for capacity have been predetermined for the terms of the agreements. Energy payments will vary over the terms of the agreements. HECO and its subsidiaries pass on changes in the fuel component of the energy charges to customers through the energy cost adjustment clause in their rate schedules. HECO and its subsidiaries do not operate nor participate in the operation of any of the facilities that provide power under the agreements. Title to the facilities does not pass to HECO or its subsidiaries upon expiration of the agreements, and the agreements do not contain bargain purchase options for the facilities.

Interim increases. At December 31, 2001, HECO and its subsidiaries had
-----------------
recognized $12 million of revenues with respect to interim orders regarding certain integrated resource planning costs, which revenues are subject to refund, with interest, to the extent they exceed the amounts allowed in final orders.

HELCO power situation. In 1991, HELCO began planning to meet increased electric
---------------------
generation demand forecasted for 1994. HELCO's plans were to install at its Keahole power plant two 20 MW combustion turbines (CT-4 and CT-5), followed by an 18 MW heat steam recovery generator (ST-7), at which time these units would be converted to a 56 MW (net) dual-train combined-cycle unit. In January 1994, the PUC approved expenditures for CT-4, which HELCO had planned to install in late 1994. The timing of the installation of HELCO's phased units has been revised on several occasions due to delays in obtaining an amendment of a land use permit from the Hawaii Board of Land and Natural Resources (BLNR) and an air permit from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency (EPA) for the Keahole power plant site. The delays are also attributable to lawsuits, claims and petitions filed by independent power producers (IPPs) and other parties challenging these permits and objecting to the expansion, alleging among other things that (1) operation of the expanded Keahole site would not comply with land use regulations (including noise standards) and HELCO's land patent; (2) HELCO cannot operate the plant within current air quality standards; (3) HELCO could alternatively purchase power from IPPs to meet increased electric generation demand; and (4) HELCO's land use entitlement expired in April 1999 and HELCO's request for an extension must be heard in a contested case hearing.

Land use permit amendment. The Third Circuit Court of the State of Hawaii (the
-------------------------
Circuit Court) ruled in 1997 that because the BLNR had failed to render a valid decision on HELCO's application to amend its land use permit before the statutory deadline in April 1996, HELCO was entitled to use its Keahole site for the expansion project (HELCO's "default entitlement"). Final judgments of the Circuit Court related to this ruling are on appeal to the

Hawaii Supreme Court, which in 1998 denied motions to stay the Circuit Court's final judgment pending resolution of the appeal.

     The Circuit Court's final judgment provided that HELCO must comply with the conditions in its application and with the standard land use conditions insofar as those conditions were not inconsistent with HELCO's default entitlement. There have been numerous proceedings before the Circuit Court and the BLNR in which certain parties (a) have sought determinations of what conditions apply to HELCO's default entitlement, (b) have claimed that HELCO has not complied with applicable land use conditions and that its default entitlement should thus be forfeited, (c) have claimed that HELCO will not be able to operate the proposed plant without violating applicable land use conditions and provisions of Hawaii's Air Pollution Control Act and Noise Pollution Act and (d) have sought orders enjoining any further construction at the Keahole site.

     Although there has not been a final resolution of these claims, there are currently three rulings that may adversely affect HELCO's ability to construct and operate CT-4 and CT-5. First, based on a change by the DOH in its interpretation of the noise rules it promulgated under the Hawaii Noise Pollution Act, the Circuit Court ruled that a stricter noise standard than the previously applied standard applies to HELCO's plant, but left enforcement of the ruling to the DOH. The DOH has not taken any formal enforcement action. If and when the DOH actually enforces the stricter standards, HELCO may, among other things, assert that the noise regulations, as applied to it, are unconstitutional. Meanwhile, while not waiving possible claims or defenses that it might have against the DOH, HELCO has installed noise mitigation measures on the existing units at Keahole and is exploring possible noise mitigation measures, which can be implemented, if necessary, for CT-4 and CT-5.

     Second, in September 2000, the Circuit Court orally ruled that, absent a legal or equitable extension properly authorized by the BLNR, the three-year construction period in the standard land use conditions of the Department of Land and Natural Resources of the State of Hawaii (DLNR) expired in April 1999. In October 2000, HELCO filed with the BLNR a request for extension of the construction deadline and, in January 2001, the BLNR sent the request to a contested case hearing, which was held in September 2001. In a document dated November 5, 2001, the hearings officer recommended that the BLNR approve HELCO's request for extension of the construction deadline. The recommendation did not state a time period for the extension, but concluded that an extension is warranted, "under such conditions as the Board may deem advisable." In a document dated November 7, 2001, the hearings officer issued rulings on the opponents' proposed findings of fact, conclusions of law and motions. On November 30, 2001, each of the parties filed exceptions to the recommendation and rulings. HELCO's exceptions requested that the November 7, 2001 rulings not be adopted, as many of them are arguably inconsistent with the November 5, 2001 recommendation. Oral arguments before the BLNR were conducted in January 2002. The BLNR has not yet issued a decision in this matter.

     Third, in December 2000, the Circuit Court granted a motion to stay further construction until extension of the construction deadline is obtained from the BLNR, at which time the Court would consider lifting the stay.

Air permit. In 1997, the DOH issued a final air permit for the Keahole expansion
-----------
project. Nine appeals of the issuance of the permit were filed with the EPA's Environmental Appeals Board (EAB). In November 1998, the EAB denied the appeals on most of the grounds stated, but directed the DOH to reopen the permit for limited purposes. The EPA and DOH required additional data collection, which was satisfactorily completed in April 2000. A final air permit was reissued by the DOH in July 2001. Six appeals were filed with the EAB, but those appeals were denied. On November 27, 2001, the final air permit became effective. In December 2001, opponents filed a Motion for Reconsideration with the EAB, which the EAB denied in January 2002.

IPP Complaints. Three IPPs--Kawaihae Cogeneration Partners (KCP), Enserch
---------------
Development Corporation (Enserch) and Hilo Coast Power Company (HCPC)--filed separate complaints with the PUC in 1993, 1994 and 1999, respectively, alleging that they are each entitled to a power purchase agreement (PPA) to provide HELCO with additional capacity. KCP and Enserch each claimed they would be a substitute for HELCO's planned expansion of Keahole.

     In 1994 and 1995, the PUC allowed HELCO to pursue construction of and commit expenditures for CT-5 and ST-7, but noted that such costs are not to be included in rate base until the project is installed and "is used and useful for utility purposes." The PUC also ordered HELCO to continue negotiating with the IPPs and held that the facility to be built should be the one that can be most expeditiously put into service at "allowable cost."

     The Enserch and HCPC complaints have been resolved by HELCO's entry into two PPAs, which were necessary to ensure reliable service to customers on the island of Hawaii, but, in the opinion of management, do not supplant the need for CT-4 and CT-5. HELCO can terminate the PPA with HCPC early.

     In October 1999, the Circuit Court ruled that the lease for KCP's proposed plant site was invalid. Based on this ruling and for other reasons, management believes that KCP's pending proposal for a PPA is not viable and, therefore, will not impact the need for CT-4 and CT-5.

Management's evaluation; costs incurred. Management believes that the issues
---------------------------------------
surrounding the amendment to the land use permit and applicable land use conditions, including extension of the construction period, and related matters will be satisfactorily resolved and will not prevent HELCO from ultimately constructing CT-4 and CT-5. Management currently expects that the BLNR will extend the construction period for the plant expansion and that installation of CT-4 and CT-5 will begin when the stay is lifted by the Circuit Court, with a projected in-service date toward the end of 2002. There can be no assurances, however, that these results will be achieved or that this time frame will be met.

     The recovery of costs relating to CT-4 and CT-5 are subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put CT-4 and CT-5 into service is required as of December 31, 2001. However, if it becomes probable that CT-4 and/or CT-5 will not be installed or probable that, even if CT-4 and CT-5 are installed, the PUC will disallow certain costs for rate-making purposes, HELCO may be required to write off a material portion of the costs incurred in its efforts to put these units into service. As of December 31, 2001, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units (less costs the PUC permitted to be transferred to plant-in-service for pre-air permit facilities) amounted to approximately $75 million, including $29 million for equipment and material purchases, $26 million for planning, engineering, permitting, site development and other costs and $20 million for AFUDC.

     Although management believes it has acted prudently with respect to the Keahole project, effective December 1, 1998, HELCO discontinued the accrual of AFUDC on CT-4 and CT-5 due in part to the delays through that date and the potential for further delays. HELCO has also deferred plans for ST-7 to 2006. No costs for ST-7 are included in construction in progress.

Oahu transmission system. Oahu's power sources are located primarily in West
------------------------
Oahu. The bulk of HECO's system load is in the Honolulu/East Oahu area. HECO transmits bulk power to the Honolulu/East Oahu area over two major transmission corridors (Northern and Southern). HECO plans to extend the Southern corridor to the Kamoku substation by late 2002. The Northern corridor ends at the Pukele substation, which serves 18% of Oahu's electrical load, including Waikiki. If one of the two existing 138 kv transmission lines to the Pukele substation fails while the other is out for maintenance, a major system outage would result. HECO plans to construct a part underground/part overhead 138 kv transmission line from the Kamoku substation to the Pukele substation in order to close the gap between the Southern and Northern corridors and provide a third 138 kv transmission line to the Pukele substation.

     The proposed Kamoku to Pukele transmission line project requires the BLNR to approve a Conservation District Use Permit (CDUP) for the overhead portion of the line that is in conservation district lands. Several community and environmental groups have opposed the project, particularly the overhead portion of the line.

     The BLNR held a public hearing on the CDUP in March 2001, at which several groups requested a contested case hearing. The BLNR appointed a hearings officer and the contested case hearing was held in November 2001. The hearings officer submitted his report, findings of fact and conclusions of law and recommended that HECO's request for the CDUP be denied. He concluded that HECO had failed to establish that there is a need that outweighs the transmission line's adverse impacts on conservation district lands and that there are practical alternatives that could be pursued, including an all-underground route outside the conservation district lands. The BLNR will consider exceptions from the respective parties to the proposed findings, conclusions and recommendations before rendering a decision on the CDUP. A BLNR decision on the CDUP is anticipated by

July 14, 2002, the expiration date for processing the CDUP application. If the BLNR denies HECO's request for a CDUP, HECO plans to pursue an alternative all-underground route on land not designated as conservation land.

     In November 2000, the DLNR accepted a Revised Final Environmental Impact Statement (RFEIS) prepared in support of HECO's application for a CDUP. In January 2001, three organizations and an individual filed a complaint challenging the DLNR's acceptance of the RFEIS and seeking, among other things, a judicial declaration that the RFEIS is inadequate and null and void. The BLNR has not halted administrative proceedings on the CDUP process while the lawsuit is pending. HECO is vigorously contesting the lawsuit.

     The Kamoku to Pukele transmission line is scheduled to be in service by the second half of 2005 if construction is started by the first quarter of 2004. The actual construction start date will depend on permitting and approval processes, including approval from the PUC. Management believes that the required permits and approvals necessary to complete the Kamoku to Pukele transmission line, along the proposed route or an alternate route, will be obtained.

     As of December 31, 2001, the accumulated costs related to the Kamoku to Pukele transmission line amounted to $15 million, including $11 million for planning, engineering and permitting costs and $4 million for an allowance for funds used during construction. These costs are recorded in construction in progress. The recovery of costs relating to the Kamoku to Pukele transmission line project is subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put the Kamoku to Pukele transmission line into service is required as of December 31, 2001. However, if it becomes probable that the Kamoku to Pukele transmission line will not be installed, or probable that the PUC will disallow some or all of the incurred costs for rate-making purposes, HECO may be required to write off a material portion or all of the costs incurred in its efforts to put the Kamoku to Pukele transmission line into service.

Environmental regulation. In early 1995, the DOH initially advised HECO, HTB, YB
------------------------
and others that it was conducting an investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. The DOH issued letters in December 1995, indicating that it had identified a number of parties, including HECO, HTB and YB, who appear to be potentially responsible for the contamination and/or operate their facilities upon contaminated land. The DOH met with these identified parties in January 1996 and certain of the identified parties (including HECO, Chevron Products Company, the State of Hawaii Department of Transportation Harbors Division and others) formed a Honolulu Harbor Work Group (Work Group). Effective January 30, 1998, the Work Group and the DOH entered into a voluntary agreement and scope of work to determine the nature and extent of any contamination, the responsible parties and appropriate remedial actions.

     In 1999, the Work Group submitted reports to the DOH presenting environmental conditions and recommendations for additional data gathering to allow for an assessment of the need for risk-based corrective action. The Work Group also engaged a consultant who identified 27 additional potentially responsible parties (PRPs) who were not members of the Work Group, including YB. Under the terms of the agreement for the sale of YB, HEI and TOOTS (formerly
HTB) have certain indemnity obligations, including obligations with respect to the Honolulu Harbor investigation. In response to the DOH's request for technical assistance, the EPA became involved with the harbor investigation in June 2000.

     In 2000, the DOH issued notices to over 20 other PRPs, including YB, regarding the on-going investigation in the Honolulu Harbor area. A new voluntary agreement and a joint defense agreement were signed by the parties in the Work Group and some of the new PRPs, including Phillips Petroleum, but not YB. The group is now called the Honolulu Harbor Participating Parties. The Participating Parties agreed to fund remediation work using an interim cost allocation method. In September 2001, TOOTS joined the Participating Parties. Although an interim allocation of costs has not been determined for TOOTS, a process for developing such an allocation has been initiated.

     In July 2001, the EPA issued a notice of interest (Initial NOI) under the Oil Pollution Act of 1990 to HECO, YB and others regarding the Iwilei Unit of the Honolulu Harbor site. In the Initial NOI, the EPA stated that immediate subsurface investigation and assessment (also known as the Rapid Assessment
Work) must be conducted to delineate the extent of contamination at the site. The Participating Parties substantially completed the Rapid Assessment Work. Based on the Rapid Assessment Work and input from the DOH and EPA, the Participating Parties will develop proposals for additional investigation, if needed, and recommend remedial activities.

     In September 2001, the EPA and DOH concurrently issued notices of interest (collectively, the Second NOI) to the members of the Participating Parties, including HECO and TOOTS. The Second NOI identified several investigative and preliminary oil removal tasks to be taken at certain valve control facilities associated with historic pipelines in the Iwilei Unit of the Honolulu Harbor site. The Participating Parties have substantially performed the tasks identified in the Second NOI. Once evaluation of the work performed under the Second NOI has been completed, the Participating Parties will develop proposals for additional investigation, if needed, and recommend remedial activities in the areas identified in the Second NOI.

     Management has developed a preliminary estimate of costs for continuing investigative work, remedial activities and monitoring at the Iwilei Unit of the site. Management estimates that HECO will incur approximately $1.1 million and TOOTS will incur approximately $0.1 million in connection with work to be performed at the site primarily from January 2002 through December 2003. These amounts have been expensed in 2001. However, because (1) the full scope and extent of additional investigative work, remedial activities and monitoring are unknown at this time, (2) the final cost allocation method has not yet been determined and (3) management cannot estimate the costs to be incurred (if any) for the sites other than the Iwilei Unit (including its Honolulu power plant site), the HECO and TOOTS cost estimates may be subject to significant change.

4 .  Bank subsidiary
--------------------------------------------------------------------------------

Selected consolidated financial information
American Savings Bank, F.S.B. and subsidiaries

Income statement data
------------------------------------------------------------------------------------

Years ended December 31                             2001         2000        1999
------------------------------------------------------------------------------------
(in thousands)
Interest income ..............................   $ 399,651    $ 423,575    $ 379,979
Interest expense .............................     213,585      238,875      207,168
------------------------------------------------------------------------------------
Net interest income ..........................     186,066      184,700      172,811
Provision for loan losses ....................     (12,500)     (13,050)     (16,500)
Other income .................................      44,951       27,307       29,934
Operating, administrative and general expenses    (136,418)    (128,916)    (125,893)
------------------------------------------------------------------------------------
Operating income .............................      82,099       70,041       60,352
Minority interests ...........................         213          225           --
Income taxes .................................      27,944       23,774       19,528
------------------------------------------------------------------------------------
Income before preferred stock dividends ......      53,942       46,042       40,824
Preferred stock dividends ....................       5,411        5,412        5,412
------------------------------------------------------------------------------------
Net income ...................................   $  48,531    $  40,630    $  35,412
====================================================================================

Balance sheet data

------------------------------------------------------------------------------------------------------
December 31                                                                     2001           2000
------------------------------------------------------------------------------------------------------
(in thousands)
Assets
Cash and equivalents .....................................................   $   425,595    $  207,785
Available-for-sale investment securities .................................            --       107,955
Available-for sale mortgage/asset-backed securities ......................     1,598,100        56,713
Available-for sale mortgage/asset-backed securities pledged for repurchase
 agreements ..............................................................       756,749            --
Held-to-maturity investment securities ...................................        84,211        91,723
Held-to-maturity mortgage/asset-backed securities ........................            --     1,356,743
Held-to-maturity mortgage/asset-backed securities pledged for repurchase
 agreements ..............................................................            --       657,371
Loans receivable, net ....................................................     2,857,622     3,211,325
Other ....................................................................       187,224       178,219
Goodwill and other intangibles ...........................................       101,947       101,481
------------------------------------------------------------------------------------------------------
                                                                             $ 6,011,448    $5,969,315
======================================================================================================
Liabilities and equity
Deposit liabilities ......................................................   $ 3,679,586    $3,584,646
Securities sold under agreements to repurchase ...........................       683,180       596,504
Advances from Federal Home Loan Bank .....................................     1,032,752     1,249,252
Other ....................................................................       130,494        81,277
------------------------------------------------------------------------------------------------------
                                                                               5,526,012     5,511,679
Minority interests and preferred stock of subsidiary .....................         3,409         3,412
Preferred stock ..........................................................        75,000        75,000

Common stock .............................................................       242,786       240,386
Retained earnings ........................................................       165,564       138,709
Accumulated other comprehensive income (loss) ............................        (1,323)          129
------------------------------------------------------------------------------------------------------
                                                                                 407,027       379,224
------------------------------------------------------------------------------------------------------
                                                                             $ 6,011,448    $5,969,315
======================================================================================================

Investment and mortgage/asset-backed securities

December 31                                      2001                                                2000
-------------------------------------------------------------------------------------------------------------------------------
                                            Gross         Gross     Estimated                    Gross        Gross   Estimated
                            Amortized   unrealized    unrealized         fair   Amortized   unrealized   unrealized        fair
(in thousands)                   cost        gains        losses        value        cost        gains       losses       value
-------------------------------------------------------------------------------------------------------------------------------
Available-for-sale
Investment securities-
 collateralized debt
 obligations ...........   $       --    $     --    $        --   $       --   $107,955       $  --     $      --    $107,955
Mortgage/asset-backed
 securities:
 Private issue .........      894,849       2,689        (17,961)     879,577         --          --            --          --
 FHLMC .................      318,030       3,631           (207)     321,454     10,477          --           (23)     10,454
 GNMA ..................      149,778       2,501           (160)     152,119         --          --            --          --
 FNMA ..................      990,049      14,959         (3,309)   1,001,699     46,037         267           (45)     46,259
-------------------------------------------------------------------------------------------------------------------------------
                            2,352,706      23,780        (21,637)   2,354,849     56,514         267           (68)     56,713
-------------------------------------------------------------------------------------------------------------------------------
                           $2,352,706    $ 23,780    $   (21,637)  $2,354,849   $164,469       $ 267     $     (68)   $164,668
===============================================================================================================================

December 31                                   2001                                                2000
---------------------------------------------------------------------------------------------------------------------------
                                         Gross        Gross   Estimated                     Gross        Gross   Estimated
                         Carrying   unrealized   unrealized        fair     Carrying   unrealized   unrealized        fair
(in thousands)              value        gains       losses       value        value        gains       losses       value
---------------------------------------------------------------------------------------------------------------------------
Held-to-maturity
Investment securities:
 Stock in FHLB
 of Seattle ..........   $84,211     $    --      $    --     $  84,211   $   78,661    $     --     $      --   $   78,661
 Collateralized
 debt obligations ....        --          --           --            --       13,062          --          (262)      12,800
---------------------------------------------------------------------------------------------------------------------------
                          84,211          --           --        84,211       91,723          --          (262)      91,461
---------------------------------------------------------------------------------------------------------------------------
Mortgage/asset-
 backed securities:
 Private issue .......        --          --           --            --    1,094,723       9,243        (8,917)   1,095,049
 FHLMC ...............        --          --           --            --      133,623       1,500          (257)     134,866
 GNMA ................        --          --           --            --      238,331       1,034          (475)     238,890
 FNMA ................        --          --           --            --      547,437       3,981        (5,050)     546,368
---------------------------------------------------------------------------------------------------------------------------
                              --          --           --            --    2,014,114      15,758       (14,699)   2,015,173
---------------------------------------------------------------------------------------------------------------------------
                         $84,211     $    --      $    --     $  84,211   $2,105,837    $ 15,758     $ (14,961)  $2,106,634
===========================================================================================================================

ASB owns private-issue mortgage/asset-backed securities and mortgage-backed securities purchased from the Federal Home Loan Mortgage Corporation (FHLMC), Government National Mortgage Association (GNMA) and Federal National Mortgage Association (FNMA). Contractual maturities are not presented for mortgage/asset-backed securities because these securities are not due at a single maturity date. The weighted-average interest rate for mortgage/asset-backed securities at December 31, 2001 and 2000 was 6.10% and 7.46%, respectively.

     ASB pledged mortgage/asset-backed securities with a carrying value of approximately $108 million and $222 million at December 31, 2001 and 2000, respectively, as collateral to secure public funds, deposits with the Federal Reserve Bank of San Francisco and advances from the FHLB of Seattle. At December 31, 2001 and 2000, mortgage/asset-backed securities sold under agreements to repurchase had a carrying value of $757 million and $657 million, respectively.

     On January 1, 2001, approximately $2 billion in mortgage/asset-backed securities and $13 million in investment securities having estimated fair values of approximately $2 billion and $13 million, respectively, were reclassified from held-to-maturity to available-for-sale. ASB did not sell held-to-maturity investment and mortgage/asset-backed securities in 2001, 2000 or 1999.

Disposition of certain debt securities. In June 2000, the OTS advised ASB that
--------------------------------------
four series of trust certificates, in the original aggregate principal amount of $114 million, were impermissible investments under regulations applicable to federal savings banks. The original trust certificates were purchased through two brokers and represented (i) the right to receive the principal amount of the trust certificates at maturity from an Aaa-rated swap counterparty (principal swap) and (ii) the right to receive the cash flow received on subordinated notes (income class notes). ASB recognized interest income on these securities on a cash basis. In 2000, ASB reclassified these trust certificates from held-to-maturity status to available-for-sale status in its financial statements and recognized a $3.8 million net loss on the writedown of these securities to their then-current estimated fair value. In the first six months of 2001, ASB recognized an additional $4.0 million net loss on the writedown of three series of these trust certificates to their then-current estimated fair value.

     The OTS directed ASB to dispose of the securities. ASB demanded that the brokers who sold the securities agree to rescind the transactions. One broker, through whom ASB purchased one issue of trust certificates for approximately $30 million, arranged a transaction which closed in April 2001 for the disposition of that issue for an amount approximating ASB's original purchase price. ASB filed a lawsuit against the broker, through whom the other three issues of trust certificates were purchased, seeking rescission or other remedies, including recovery of any losses ASB may incur as a result of its purchase and ownership of these trust certificates.

     To bring ASB into compliance with the OTS direction, ASB directed the trustees to terminate the principal swaps on the three issues and the related income class notes were sold by the swap counterparty to HEI. In May

2001, HEI purchased two series of the income class notes for approximately $21 million and, in July 2001, HEI purchased the third series of income class notes for approximately $7 million. HEI recorded interest income on the two income class notes purchased in May 2001 under the effective yield method. Due to the uncertainty of future cash flows, HEI is accounting for the income class notes purchased in July 2001 under the cost recovery method of accounting. In the second half of 2001, HEI recognized a $5.6 million net loss on the writedown of the three series of income class notes to their then-current estimated fair value based upon an independent third party valuation, which is updated quarterly. As of December 31, 2001, the fair value and carrying value of the three series of income class notes was $15.6 million. HEI could incur additional losses from the ultimate disposition of these income class notes, from further "other-than-temporary" declines in their fair value. ASB has agreed to indemnify HEI against such losses, but the indemnity obligation is payable solely out of any recoveries achieved in the litigation against the broker who sold the related trust certificates to ASB. In 2002, the broker filed a counterclaim. The ultimate outcome of the litigation against the broker cannot be determined at this time.

Loans receivable

December 31                                                                      2001           2000
-------------------------------------------------------------------------------------------------------
(in thousands)
Real estate loans
 One-to-four unit residential and commercial .............................   $ 2,408,177    $ 2,867,549
 Construction and development ............................................        52,043         38,913
-------------------------------------------------------------------------------------------------------
                                                                               2,460,220      2,906,462
Loans secured by savings deposits ........................................         7,288          8,021
Consumer loans ...........................................................       245,199        230,330
Commercial loans .........................................................       197,333        134,784
-------------------------------------------------------------------------------------------------------
                                                                               2,910,040      3,279,597
Undisbursed portion of loans in process ..................................       (22,915)       (17,617)
Deferred fees and discounts, including net purchase accounting discounts..       (17,946)       (21,588)
Allowance for loan losses ................................................       (42,224)       (37,449)
-------------------------------------------------------------------------------------------------------
Loans held to maturity ...................................................     2,826,955      3,202,943
Residential loans held for sale ..........................................        29,248          3,702
Commercial real estate loans held for sale ...............................         1,419          4,680
-------------------------------------------------------------------------------------------------------
                                                                             $ 2,857,622    $ 3,211,325
=======================================================================================================

At December 31, 2001 and 2000, the weighted-average interest rate for loans receivable was 7.25% and 7.85%, respectively.

     At December 31, 2001, ASB pledged loans with an amortized cost of approximately $1.2 billion as collateral to secure advances from the FHLB of Seattle.

     At December 31, 2001, ASB had impaired loans totaling $20.3 million, which consisted of $14.6 million of income property loans, $0.2 million of residential real estate loans for properties of one-to-four units and $5.5 million of commercial loans. At December 31, 2000, ASB had impaired loans totaling $27.8 million, which consisted of $19.6 million of income property loans, $6.2 million of residential real estate loans for properties of one-to-four units and $2.0 million of commercial loans. The average balances of impaired loans during 2001, 2000 and 1999 were $23.2 million, $36.0 million and $45.4 million, respectively. At December 31, 2001, 2000 and 1999, the allowance for loan losses for impaired loans was $3.7 million, $4.8 million and $4.5 million, respectively.

     At December 31, 2001 and 2000, ASB had nonaccrual and renegotiated loans of $44 million and $48 million, respectively.

     ASB services real estate loans owned by third parties ($1.1 billion, $0.6 billion and $0.6 billion at December 31, 2001, 2000 and 1999, respectively), which are not included in the accompanying consolidated financial statements. ASB reports fees earned for servicing loans as income when the related mortgage loan payments are collected and charges loan servicing costs to expense as incurred.

     At December 31, 2001 and 2000, commitments not reflected in the consolidated balance sheets consisted of: commitments to originate loans, other than loans in process, of $40.8 million and $36.4 million, respectively; standby, commercial and banker's acceptance letters of credit of $9.6 million and $8.0 million, respectively; and unused lines of credit of $652.8 million and $525.6 million, respectively.

Allowance for loan losses. For 2001, 2000 and 1999, the allowance for loan
-------------------------
losses was adjusted by the provision for loan losses of $12.5 million, $13.1 million and $16.5 million, respectively, and net charge-offs of $7.7 million, $10.9 million and $20.9 million, respectively. The ratio of net charge-offs to average loans outstanding was 0.26%, 0.34% and 0.66% for 2001, 2000 and 1999, respectively.

Real estate acquired in settlement of loans. At December 31, 2001 and 2000,
-------------------------------------------
ASB's real estate acquired in settlement of loans was $14.5 million and $8.9 million, respectively.

Deposit liabilities

December 31                                    2001                       2000
----------------------------------------------------------------------------------------
                                       Weighted-                  Weighted-
                                         average                    average
 (in thousands)                      stated rate     Amount     stated rate     Amount
----------------------------------------------------------------------------------------
Commercial checking .........             --%      $  144,885         --%     $  105,938
Other checking ..............           0.21          625,248       0.84         573,070
Passbook ....................           1.50        1,104,725       2.00       1,018,347
Money market ................           1.79          337,997       2.89         288,042
Term certificates ...........           4.43        1,466,731       5.96       1,599,249
----------------------------------------------------------------------------------------
                                        2.42%      $3,679,586       3.59%     $3,584,646
========================================================================================

At December 31, 2001 and 2000, deposit accounts of $100,000 or more totaled $0.7 billion.

     The approximate amounts of term certificates outstanding at December 31, 2001 with scheduled maturities for 2002 through 2006 were $950.5 million in 2002, $105.1 million in 2003, $114.3 million in 2004, $221.5 million in 2005 and
$58.3 million in 2006.

     Interest expense on savings deposits by type of deposit was as follows:


Years ended December 31                       2001          2000          1999
--------------------------------------------------------------------------------
 (in thousands)

Interest-bearing checking ............      $  4,150      $  5,484      $  5,169
Passbook .............................        20,004        21,186        25,939
Money market .........................         7,432         9,015        10,942
Term certificates ....................        84,945        83,507        78,288
--------------------------------------------------------------------------------
                                            $116,531      $119,192      $120,338
================================================================================

Securities sold under agreements to repurchase

December 31, 2001
-------------------------------------------------------------------------------------------------------
                                                                                      Collateralized by
                                                                                        mortgage-backed
                                                               Weighted average   securities-fair value
Maturity                                Repurchase liability   interest rate      plus accrued interest
-------------------------------------------------------------------------------------------------------
 (in thousands)
Overnight ....................                $ 22,665              3.00%               $ 31,402
1 to 29 days .................                 143,242              2.73                 161,482
30 to 90 days ................                 375,657              2.78                 409,383
Over 90 days .................                 141,616              2.94                 158,635
-------------------------------------------------------------------------------------------------------
                                              $683,180              2.81%               $760,902
=======================================================================================================

At December 31, 2001, securities sold under agreements to repurchase consisted of mortgage-backed securities sold under fixed-coupon agreements. The FHLMC, GNMA and FNMA mortgage-backed securities are book-entry securities and were delivered by appropriate entry into the counterparties' accounts at the Federal Reserve System. The remaining securities underlying the agreements were delivered to the brokers/dealers who arranged the transactions. The carrying value of securities underlying the agreements remained in ASB's asset accounts and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheet. At December 31, 2001 and 2000, ASB had agreements to repurchase identical securities totaling $683 million and $597 million, respectively. At December 31, 2001 and 2000, the weighted-average rate on securities sold under agreements to repurchase was 2.81% and 6.32%, respectively, and the weighted-average remaining days to maturity was 114 days and 105 days, respectively. During 2001, 2000 and 1999, securities sold under agreements to repurchase averaged $629 million, $625 million and $540 million, respectively, and the maximum amount outstanding at any month-end was $722 million, $657 million and $661 million, respectively.

Advances from Federal Home Loan Bank

December 31                           2001                        2000
--------------------------------------------------------------------------------
                              Weighted-                  Weighted-
                                average                    average
(in thousands)              stated rate     Amount     stated rate      Amount
--------------------------------------------------------------------------------

Due in
2001 ................            --%      $       --      6.63%      $  370,000
2002 ................          3.91          172,800      6.83          172,800
2003 ................          4.96          252,700      6.14          252,700
2004 ................          5.36          264,321      6.85          117,821
2005 ................          6.48          308,931      6.98          301,931
2006 ................          6.93           34,000      6.93           34,000
--------------------------------------------------------------------------------
                               5.41%      $1,032,752      6.67%      $1,249,252
================================================================================

Advances from the FHLB of Seattle are secured by mortgage/asset-backed securities, loans and stock in the FHLB of Seattle. As a member of the FHLB system, ASB is required to own a specific number of shares of capital stock of the FHLB of Seattle.

Common stock equity. As of December 31, 2001, ASB was in compliance with the minimum capital requirements under OTS regulations.

5.   Short-term borrowings
--------------------------------------------------------------------------------

Short-term borrowings consisted of commercial paper issued by HEI and HECO at December 31, 2000 and had a weighted-average interest rate of 7.5%. No commercial paper was outstanding at December 31, 2001.

     At December 31, 2001 and 2000, HEI maintained bank lines of credit which totaled $70 million ($40 million maturing in February 2002 and $30 million maturing in May 2002) and $80 million, respectively, and HECO maintained bank lines of credit which totaled $110 million ($10 million maturing in February 2002, $50 million maturing in April 2002 and $50 million maturing in May 2002) and $110 million, respectively. HEI and HECO maintain lines of credit to support the issuance of commercial paper and for other general corporate purposes. HECO borrowed and repaid $8.8 million under a line of credit in 2001. There were no borrowings under any line of credit at December 31, 2001 or during 2000.

6.   Long-term debt

-------------------------------------------------------------------------------------------------------
December 31                                                                     2001            2000
-------------------------------------------------------------------------------------------------------
(in thousands)
HELCO first mortgage bonds - 7.75-7.88%, due 2002-2003 ...................   $     5,000    $     5,000
Obligations to the State of Hawaii for the repayment of special purpose revenue bonds issued on behalf of electric utility subsidiaries
 4.95%, due 2012 .........................................................        57,500         57,500
 5.45-7.60%, due 2020-2023 ...............................................       240,000        240,000
 5.65-6.60%, due 2025-2027 ...............................................       272,000        272,000
 5.50-6.20%, due 2014-2029 ...............................................       116,400        116,400
-------------------------------------------------------------------------------------------------------
                                                                                 685,900        685,900
 Less funds on deposit with trustees .....................................       (10,808)       (18,549)
 Less unamortized discount ...............................................        (4,418)        (4,620)
-------------------------------------------------------------------------------------------------------
                                                                                 670,674        662,731
-------------------------------------------------------------------------------------------------------
Promissory notes
 8.52-8.70%, paid in 2001 ................................................            --         25,500
 Variable rate (6.195% at December 31, 2001), due in 2003 ................       100,000        100,000
 7.9% note, due in 2012 ..................................................         9,595             --
 6.13-7.56%, due in various years through 2014 ...........................       360,500        295,500
-------------------------------------------------------------------------------------------------------
                                                                                 470,095        421,000
-------------------------------------------------------------------------------------------------------
                                                                             $ 1,145,769    $ 1,088,731
=======================================================================================================

The first mortgage bonds of HELCO have been secured by a mortgage which purports to be a lien on substantially all of the real and personal property now owned or hereafter acquired by HELCO. The remaining two series of these bonds were redeemed in early 2002.

     At December 31, 2001, the aggregate principal payments required on long-term debt for 2002 through 2006 are $74 million in 2002, $136 million in 2003, $1 million in 2004, $37 million in 2005 and $110 million in 2006.

7.   HEI- and HECO-obligated preferred securities of trust subsidiaries

-------------------------------------------------------------------------------------------------
                                                                                      Liquidation
                                                                                        value per
December 31                                                       2001       2000           share
-------------------------------------------------------------------------------------------------
 (in thousands, except per share amounts and shares)
Hawaiian Electric Industries Capital Trust I* 8.36% Trust
 Originated Preferred Securities (4,000,000 shares)** .......   $100,000   $100,000    $     25
HECO Capital Trust I* 8.05% Cumulative Quarterly Income
 Preferred Securities, Series 1997 (2,000,000 shares)***.....     50,000     50,000          25
HECO Capital Trust II* 7.30% Cumulative Quarterly Income
   Preferred Securities, Series 1998 (2,000,000 shares)****..     50,000     50,000          25
-------------------------------------------------------------------------------------------------
                                                                $200,000   $200,000
=================================================================================================

*    Delaware grantor trust.

** No scheduled maturity. Redeemable at the issuer's option after February 4, 2002.

*** Mandatorily redeemable at the maturity of the underlying debt on March 27, 2027, which maturity may be extended to no later than March 27, 2046. Also, redeemable at the issuer's option after March 27, 2002.

**** Mandatorily redeemable at the maturity of the underlying debt on December
     15, 2028, which maturity may be extended to no later than December 15, 2047. Also, redeemable at the issuer's option after December 15, 2003.

8.   Stock option and incentive plan
--------------------------------------------------------------------------------

Under the 1987 Stock Option and Incentive Plan, as amended, HEI may issue an aggregate of 2,650,000 shares of common stock to officers and key employees as incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, stock payments or dividend equivalents. HEI has granted only nonqualified stock options and 1,000 shares of restricted stock to date. For the nonqualified stock options, the exercise price of each option generally equals the market price of HEI's stock on or near the date of grant. Options generally become exercisable in installments of 25% each year for four years, and expire if not exercised ten years from the date of the grant. Certain options include dividend equivalents over the four-year vesting period and are accounted for as compensatory options under variable plan accounting.

     The Company applies the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for stock-based compensation awards. The Company recorded compensation expense (recovery) of $2.6 million in 2001, $1.9 million in 2000 and ($1.1 million) as a result of the reduction in the per share market value of the Company's common stock in 1999 for the nonqualified stock options and dividend equivalents.

     Information about HEI's stock option plan is summarized as follows:

                                           2001                   2000                 1999
---------------------------------------------------------------------------------------------------
                                              Weighted-             Weighted-             Weighted-
                                                average               average               average
                                               exercise              exercise              exercise
                                    Shares        price   Shares        price    Shares       price
---------------------------------------------------------------------------------------------------
Outstanding, January 1 .........    813,625   $   35.22   739,875   $   36.21   543,375   $   36.40
Granted ........................    170,000       36.29   154,000       30.10   224,500       35.59
Exercised ......................   (162,500)      34.42   (47,500)      34.28   (24,000)      34.34
Forfeited or expired ...........     (6,875)      37.85   (32,750)      34.94    (4,000)      38.27
---------------------------------------------------------------------------------------------------
Outstanding, December 31 .......    814,250   $   35.58   813,625   $   35.22   739,875   $   36.21
===================================================================================================
Options exercisable, December 31    447,250   $   36.24   452,125   $   36.24   386,125   $   36.08
===================================================================================================

The weighted-average fair value of each option granted during the year was $7.92, $9.83 and $7.08 (at grant date) in 2001, 2000 and 1999, respectively. The weighted-average assumptions used to estimate fair value include: risk-free interest rate of 4.8%, 6.3% and 5.2%; expected volatility of 18.9%, 16.5% and 14.3%; expected dividend yield of 7.0%, 6.8% and 6.7% for 2001, 2000 and 1999, respectively, and expected life of 4.5 years for each of the three years.

     The weighted-average fair value of each option grant is estimated on the date of grant using a Binomial Option Pricing Model. At December 31, 2001, unexercised stock options have exercise prices ranging from $29.48 to $41.00 per common share, and a weighted-average remaining contractual life of 6.7 years.

     The Company adopted the disclosure-only option under SFAS No. 123, "Accounting for Stock-Based Compensation." If the accounting provisions of SFAS No. 123 had been adopted, the proforma net income and basic and diluted earnings per share would have been:

                                                      2001                  2000                1999
------------------------------------------------------------------------------------------------------------
(in thousands, except per share                       As       Pro         As       Pro         As       Pro
amounts)                                        reported     forma   reported     forma   reported     forma
------------------------------------------------------------------------------------------------------------
Net income...................................    $83,705   $84,529   $45,744    $46,157    $96,847   $95,562
Basic EPS....................................    $  2.48     $2.50   $  1.41    $  1.42    $  3.01   $  2.97
Diluted EPS..................................    $  2.47     $2.49   $  1.40    $  1.41    $  3.00   $  2.96

The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

9.   Retirement benefits
--------------------------------------------------------------------------------

Pensions. The Company has several defined benefit pension plans which cover substantially all employees. In general, benefits are based on the employees' years of service and base compensation.

Postretirement benefits other than pensions. The Company provides various postretirement benefits other than pensions to eligible employees upon retirement. HEI and the electric utility subsidiaries provide eligible employees health and life insurance benefits upon retirement. The amount of health benefits is based on retirees' years of service and retirement date. Generally, employees are eligible for these benefits if, upon retirement, they participate in one of the Company's defined benefit pension plans.

Change in method of calculating market-related value of retirement benefit plan assets. Since 1993, the Company has determined the market-related value of retirement benefit (pension and other postretirement benefits) plan assets by calculating the difference between the expected return and the actual return on the fair value of the plan assets, then amortizing the difference over future years - 0% in the first year and 25% in years two to five, and finally adding or subtracting the unamortized differences for the past four years from fair value. For the year 2000 and future years, the method of calculating the market-related value of the plan assets was changed to include a 15% range around the fair value of such assets (i.e., 85% to 115% of fair value). If the market-related value is outside the 15% range, then the amount outside the range will be recognized immediately in the calculation of annual net periodic benefit cost. If the market-related value remains within the 15% range, the Company will continue to amortize the difference over future years using the amortization method used from 1993 to 1999. This change in accounting principle is preferable because it results in calculated asset values of the plans that more closely approximate fair value, while still mitigating the effect of annual fair value fluctuations. No range was used in prior years as the market-related value of the plan assets was within the 15% range at each yearend from 1993 to 1998. Therefore, the cumulative effect of this change was nil. The effect of the change in accounting principle on 2000 was to increase net income approximately $4 million ($0.14 in basic earnings per common share).

     The changes in benefit obligations and plan assets, the funded status of the plans and the unrecognized and recognized amounts in the balance sheet were as follows:

                                                                        Pension benefits                  Other benefits
                                                                -------------------------------------------------------------
(in thousands)                                                         2001             2000            2001             2000
-----------------------------------------------------------------------------------------------------------------------------
Benefit obligation, January 1..............................     $   599,669     $    551,942     $   124,924     $    119,405
Service cost...............................................          19,390           18,254           3,051            2,832
Interest cost..............................................          43,512           41,656           9,348            8,938
Amendments.................................................             247               20             222               --
Actuarial loss.............................................          17,475           19,860          15,576              162
Benefits paid..............................................         (34,096)         (32,063)         (6,635)          (6,413)
-----------------------------------------------------------------------------------------------------------------------------
Benefit obligation, December 31............................         646,197          599,669         146,486          124,924
-----------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets, January 1.......................         836,910          892,907         104,099          112,625
Actual loss on plan assets.................................         (84,274)         (25,188)        (11,457)          (6,113)
Employer contribution......................................             572            1,254           4,034            4,000
Benefits paid..............................................         (34,096)         (32,063)         (6,635)          (6,413)
-----------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets, December 31.....................         719,112          836,910          90,041          104,099
-----------------------------------------------------------------------------------------------------------------------------
Funded status..............................................          72,915          237,241         (56,445)         (20,825)
Unrecognized net actuarial gain............................         (24,756)        (214,969)         (6,599)         (46,264)
Unrecognized net transition obligation.....................           3,251            5,577          36,059           39,338
Unrecognized prior service cost (gain).....................          (7,470)          (8,199)            209               --
-----------------------------------------------------------------------------------------------------------------------------
Net amount recognized, December 31.........................     $    43,940     $     19,650     $   (26,776)    $    (27,751)
=============================================================================================================================
Amounts recognized in the balance sheet consist of:
 Prepaid benefit cost......................................     $    51,894     $     27,044     $        --     $         --
 Accrued benefit liability.................................          (9,313)          (8,147)        (26,776)         (27,751)
 Intangible asset..........................................               7              157              --               --
 Accumulated other comprehensive income....................           1,352              596              --               --
-----------------------------------------------------------------------------------------------------------------------------
Net amount recognized, December 31......................        $    43,940     $     19,650     $   (26,776)    $    (27,751)
=============================================================================================================================

The following weighted-average assumptions were used in the accounting for the plans:

                                                               Pension benefits                      Other benefits
                                                          ----------------------------------------------------------------
December 31                                               2001       2000         1999        2001        2000        1999
--------------------------------------------------------------------------------------------------------------------------
Discount rate.....................................        7.25%      7.50%        7.75%       7.25%       7.50%       7.75%
Expected return on plan assets....................        10.0       10.0         10.0        10.0        10.0        10.0
Rate of compensation increase.....................         4.6        4.6          4.6         4.6         4.6         4.6

At December 31, 2001, the assumed health care trend rates for 2002 and future years were as follows: medical, 8.69%, grading down to 4.75%; dental, 4.75%; and vision, 3.75%.

     The components of net periodic benefit cost (return) were as follows:

                                                          Pension benefits                        Other benefits
                                                   ----------------------------------------------------------------------
Years ended December 31                               2001          2000         1999        2001        2000        1999
-------------------------------------------------------------------------------------------------------------------------
(in thousands)
Service cost...................................    $ 19,390     $ 18,254     $ 23,363     $ 3,051     $ 2,832     $ 3,458
Interest cost..................................      43,512       41,656       40,243       9,348       8,938       8,230
Expected return on plan assets.................     (80,281)     (74,708)     (61,923)    (10,032)     (9,327)     (8,062)
Amortization of unrecognized transition
 obligation....................................       2,326        2,326        2,348       3,278       3,278       3,511
Amortization of prior service cost (gain)......        (482)        (413)        (221)         13          --          --
Recognized actuarial loss (gain)...............      (8,183)      (9,438)         224      (2,599)     (3,113)     (1,610)
Additional gain due to SFAS No. 88.............          --           --         (987)         --          --         (30)
-------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost (return).............    $(23,718)    $(22,323)   $   3,047     $ 3,059     $ 2,608     $ 5,497
=========================================================================================================================

Of the net periodic pension benefit costs (returns), the Company recorded income of $17 million in 2001 and 2000 and recorded expense of $3 million in 1999, and credited or charged the remaining amounts primarily to electric utility plant. Of the net periodic other benefit costs, the Company expensed $2 million, $2 million and $4 million in 2001, 2000 and 1999, respectively, and charged the remaining amounts primarily to electric utility plant.

     At December 31, 2001 and 2000, the Company had pension plans in which the accumulated benefit obligations exceeded plan assets at fair value, but such plans did not have material benefit obligations.

     The health care cost trend rate assumptions can have a significant effect on the amounts reported for other benefits. At December 31, 2001, a one-percentage-point increase in the assumed health care cost trend rates would have increased the total service and interest cost by $0.4 million and the postretirement benefit obligation by $4.5 million, and a one-percentage-point decrease would have reduced the total service and interest cost by $0.5 million and the postretirement benefit obligation by $5.4 million.

10. Income taxes
--------------------------------------------------------------------------------

The components of income taxes attributable to income from continuing operations were as follows:

Years ended December 31                                                                      2001          2000          1999
-----------------------------------------------------------------------------------------------------------------------------
(in thousands)
Federal
 Current.....................................................................          $   56,648    $   51,702    $   56,851
 Deferred....................................................................                (730)        6,230           591
 Deferred tax credits, net...................................................              (1,567)       (1,585)       (1,596)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                           54,351        56,347        55,846
-----------------------------------------------------------------------------------------------------------------------------
State
 Current.....................................................................                 248         2,968         1,142
 Deferred....................................................................               1,112           912           294
 Deferred tax credits, net...................................................               2,446           932         1,421
-----------------------------------------------------------------------------------------------------------------------------
                                                                                            3,806         4,812         2,857
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       $   58,157    $   61,159    $   58,703
=============================================================================================================================

In March 1998, ASB formed a subsidiary, ASB Realty Corporation, which elects to be taxed as a real estate investment trust. This reorganization has reduced ASB's state income taxes by $3.8 million in 2001, $3.2 million in 2000, $2.8 million in 1999 and $2.5 million in 1998. Although a State of Hawaii Department of Taxation tax auditor has challenged ASB's position that it is entitled to a dividends received deduction on dividends paid to it by ASB Realty Corporation, ASB believes that its tax position is proper.

     A reconciliation of the amount of income taxes computed at the federal statutory rate of 35% to the amount provided in the Company's consolidated statements of income was as follows:

Years ended December 31                                                               2001        2000        1999
------------------------------------------------------------------------------------------------------------------
(in thousands)
Amount at the federal statutory income tax rate............................     $   58,066   $  59,673   $  54,295
Increase (decrease) resulting from:
 State income taxes, net of effect on federal income taxes.................          2,474       3,129       1,857
 Preferred stock dividends of subsidiaries.................................            698         698         747
 Other, net................................................................         (3,081)     (2,341)      1,804
------------------------------------------------------------------------------------------------------------------
                                                                                $   58,157   $  61,159   $  58,703
==================================================================================================================

The tax effects of book and tax basis differences that give rise to deferred tax assets and liabilities were as follows:

December 31                                                                                           2001         2000
-----------------------------------------------------------------------------------------------------------------------
(in thousands)
Deferred tax assets
 Property, plant and equipment............................................................      $   13,654   $   12,518
 Contributions in aid of construction and customer advances...............................          47,546       49,240
 Allowance for loan losses................................................................          17,740       12,154
 Other....................................................................................          29,222       21,310
-----------------------------------------------------------------------------------------------------------------------
                                                                                                   108,162       95,222
-----------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities
 Property, plant and equipment............................................................         170,561      175,009
 Leveraged leases.........................................................................          38,398       40,947
 Regulatory assets........................................................................          24,313       23,672
 FHLB stock dividend......................................................................          16,458       14,251
 Other....................................................................................          43,868       28,763
-----------------------------------------------------------------------------------------------------------------------
                                                                                                   293,598      282,642
-----------------------------------------------------------------------------------------------------------------------
Net deferred income tax liability.........................................................      $  185,436   $  187,420
=======================================================================================================================

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon historical taxable income, projections for future taxable income and available tax planning strategies, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets and provided no valuation allowance for deferred tax assets during 2001, 2000 and 1999.

11.  Cash flows
--------------------------------------------------------------------------------

Supplemental disclosures of cash flow information. In 2001, 2000 and 1999, the Company paid interest amounting to $293 million, $309 million and $282 million, respectively.

     In 2001, 2000 and 1999, the Company paid income taxes amounting to $30 million, $11 million and $81 million, respectively. The significant changes in income taxes paid from 1999 to 2000 was primarily due to the timing of tax payments on income from ASB Realty Corporation.

Supplemental disclosures of noncash activities. In April 2000, HEI recommenced issuing new common shares under the HEI Dividend Reinvestment and Stock Purchase Plan (DRIP). From March 1998 to March 2000, HEI had acquired for cash its common shares in the open market to satisfy the requirements of the HEI DRIP. Under the HEI DRIP, common stock dividends reinvested by shareholders in HEI common stock in noncash transactions amounted to $16 million in 2001 and $12 million in 2000.

     ASB received $393 million in mortgage/asset-backed securities in exchange for loans in 2001.

     In 2001, 2000 and 1999, HECO and its subsidiaries capitalized as part of the cost of electric utility plant an allowance for equity funds used during construction amounting to $4 million, $5 million and $4 million, respectively.

12. Regulatory restrictions on net assets
--------------------------------------------------------------------------------

At December 31, 2001, HEI subsidiaries could not transfer approximately $745 million of net assets to HEI in the form of dividends, loans or advances without regulatory approval. HEI management expects that the regulatory restrictions will not materially affect the operations of the Company nor HEI's ability to pay common stock dividends.

13.  Significant group concentrations of credit risk
--------------------------------------------------------------------------------

Most of the Company's business activity is with customers located in the State of Hawaii. Most of ASB's financial instruments are based in the State of Hawaii, except for the mortgage/asset-backed securities. Substantially all real estate loans receivable are secured by real estate in Hawaii. ASB's policy is to require mortgage insurance on all real estate loans with a loan to appraisal ratio in excess of 80% at origination. At December 31, 2001, ASB's private-issue mortgage/asset-backed securities represented whole or participating interests in pools of mortgage loans collateralized by real estate in the continental U.S. As of December 31, 2001, various securities rating agencies had rated the private-issue mortgage/asset-backed securities held by ASB as investment grade.

14. Discontinued operations
--------------------------------------------------------------------------------

HEI Power Corp. (HEIPC). On October 23, 2001, the HEI Board of Directors adopted a formal plan to exit the international power business (engaged in by HEIPC and its subsidiaries, the HEIPC Group) over the next year. HEIPC management has commenced a program to dispose of all of the HEIPC Group's remaining projects and investments. Accordingly, the HEIPC Group has been reported as a discontinued operation in the Company's consolidated statements of income.

Guam project. In September 1996, HEI Power Corp. Guam (HPG) entered into an
------------
energy conversion agreement for approximately 20 years with the Guam Power Authority, pursuant to which HPG repaired and operated two oil-fired 25 MW (net) units in Tanguisson, Guam. In November 2001, HEI sold HPG for a nominal gain.

China project. In 1998 and 1999, the HEIPC Group acquired what is now a 75%
-------------
interest in a joint venture, Baotou Tianjiao Power Co., Ltd. (Tianjiao), formed to construct, own and operate a 200 MW (net) coal-fired power plant to be located in Inner Mongolia. The power plant was intended to be built "inside the fence" for Baotou Iron & Steel (Group) Co., Ltd. The project received approval from both the national and Inner Mongolia governments. However, the Inner Mongolia Power Company (IMPC), which owns and operates the electricity grid in Inner Mongolia, caused a delay of the project by failing to enter into a satisfactory interconnection arrangement with the joint venture. The IMPC was seeking to limit the joint venture's load, which is inconsistent with the terms of the project approvals and the power purchase contract. The HEIPC Group has determined that a satisfactory interconnection arrangement cannot be obtained and intends to withdraw from the project. (An indirect subsidiary of HEIPC has a conditional, nonrecourse commitment to invest an additional investment in Tianjiao, but it is HEIPC's position that the conditions to this commitment have not been satisfied and no further investment will be made.) In the third quarter of 2001, the HEIPC Group wrote off its remaining investment of approximately $24 million in the project. The HEIPC Group is evaluating possible remedies to recover the costs incurred in connection with the joint venture interest; however, there can be no assurance that any amounts will be recovered.

Philippines investments. In March 2000, the HEIPC Group acquired a 50% interest
-----------------------
in EPHE Philippines Energy Company, Inc. (EPHE), an indirect subsidiary of El Paso Corporation, for $87.5 million. EPHE then owned approximately 91.7% of the common shares of EAPRC, a Philippines holding company primarily engaged in the electric generation business in Manila and Cebu through its subsidiaries. Due to the equity losses of $24.1 million incurred in 2000 from the investment in EPHE and the changes in the political and economic conditions related to the investment (primarily devaluation of the Philippine peso and increase in fuel oil prices), management determined that the investment in EAPRC was impaired and, on December 31, 2000, wrote off the remaining $65.7 million investment in EAPRC. On December 31, 2000, the Company also accrued a potential payment obligation under an HEI guaranty of $10 million of EAPRC loans. In the first quarter of 2001, HEI was partially released from the guaranty obligation and the Company reversed $1.5 million of the $10 million accrued on December 31, 2000. HEI intends to pay the remaining $8.5 million guaranty obligation.

     In December 1998, the HEIPC Group invested $7.6 million to acquire convertible preferred shares in Cagayan Electric Power & Light Co., Inc. (CEPALCO), an electric distribution company in the Philippines. In September 1999, the HEIPC Group also acquired 5% of the outstanding CEPALCO common stock for $2.1 million. In July 2001, the preferred shares were converted to common stock. The HEIPC Group currently owns approximately 22% of the outstanding common stock of CEPALCO. This investment is classified as available for sale. The HEIPC Group recognized an impairment loss of approximately $2.7 million in the third quarter of 2001 to adjust this investment to its estimated net realizable value.

     Summary financial information for the discontinued operations of the HEIPC Group is as follows:

(in thousands)                                       2001       2000      1999
--------------------------------------------------------------------------------
Operations
Revenues (including equity losses) ...........   $  4,233  $ (13,287) $  4,464

Operating loss ...............................       (233)  (102,185)   (4,731)
Interest expense .............................     (1,050)    (1,324)     (514)
Income tax benefits ..........................         29     39,917     1,713
--------------------------------------------------------------------------------
Loss from operations .........................     (1,254)   (63,592)   (3,532)
--------------------------------------------------------------------------------

Disposal
Loss, including provision of $7,995 for losses
 from operations during phase-out period .....    (34,784)        --        --
Income tax benefits ..........................     12,463         --        --
--------------------------------------------------------------------------------
Loss on disposal .............................    (22,321)        --        --
--------------------------------------------------------------------------------
Loss from discontinued operations of HEIPC ...   $(23,575) $ (63,592)  $(3,532)
================================================================================

As of December 31, 2001, the remaining net assets of the discontinued international power operations, after the writeoffs and writedowns described above, amounted to $7 million (included in "Other" assets) and consisted primarily of the investment in CEPALCO and deferred taxes receivable, reduced by a reserve for losses from operations during the phase-out period and a $10 million guaranty obligation (subsequently reduced to $8.5 million). The amounts that HEIPC will ultimately realize from the disposition or sale of the international power assets could differ materially from the recorded amounts. No assurance can be given that additional reserves for losses from operations during the phase-out period will not be required.

Malama Pacific Corp. (MPC). On September 14, 1998, the HEI Board of Directors adopted a plan to exit the residential real estate development business (engaged in by MPC and its subsidiaries) by September 1999. Accordingly, MPC management commenced a program to sell all of MPC's real estate assets and investments and HEI reported MPC as a discontinued operation in the Company's consolidated statements of income in 1998. Operating activity of the residential real estate development business for the period September 14, 1998 through December 31, 2001 was not significant. In 1999, actual losses on real estate dispositions were less than originally estimated and certain contractual commitments were successfully renegotiated, and the Company reversed $4.0 million of the loss reserve established in 1998. In 2001, deferred tax assets and final offsite obligations on properties previously sold were adjusted, and the Company increased the loss reserve by $0.5 million.

     As of December 31, 2001, the remaining net assets of the discontinued residential real estate development operations amounted to $11 million (included in "Other" assets) and consisted primarily of real estate assets, receivables and deferred tax assets, reduced by accounts payable. The amounts that MPC will ultimately realize from the sale of the real estate assets could differ materially from the recorded amounts.

15.  Fair value of financial instruments
--------------------------------------------------------------------------------

The Company used the following methods and assumptions to estimate the fair value of each applicable class of financial instruments for which it is practicable to estimate that value:

Cash and equivalents and short-term borrowings. The carrying amount approximated fair value because of the short maturity of these instruments.

Investment and mortgage/asset-backed securities. Fair value was based on quoted market prices or dealer quotes or estimated by discounting the expected future cash flows using current market rates for similar investments.

Loans receivable. For certain categories of loans, such as some residential mortgages, credit card receivables, and other consumer loans, fair value was estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics and estimated servicing. The fair value of other types of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities.

Deposit liabilities. The fair value of demand deposits, savings accounts, and money market deposits was the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit was estimated using the rates currently offered for deposits of similar remaining maturities.

Securities sold under agreements to repurchase. Fair value was estimated by discounting future cash flows using the current rates available for repurchase agreements with similar terms and remaining maturities.

Advances from Federal Home Loan Bank and long-term debt. Fair value was estimated by discounting the future cash flows using the current rates available for borrowings with similar remaining maturities.

HEI- and HECO-obligated preferred securities of trust subsidiaries. Fair value was based on quoted market prices.

Off-balance sheet financial instruments. The fair values of off-balance sheet financial instruments were estimated based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties, current settlement values or quoted market prices of comparable instruments.

     The estimated fair values of certain of the Company's financial instruments were as follows:

December 31                                                                          2001                      2000
-------------------------------------------------------------------------------------------------------------------------------
                                                                          Carrying or                 Carrying or
(in thousands)                                                               notional     Estimated      notional     Estimated
                                                                               amount    fair value        amount    fair value
-------------------------------------------------------------------------------------------------------------------------------
Financial assets
 Cash and equivalents.................................................    $   450,827   $   450,827   $   212,783   $   212,783
 Available-for-sale investment and mortgage/asset-backed securities...      2,370,459     2,370,459       164,668       164,668
 Held-to-maturity investment and mortgage/asset-backed securities.....         84,211        84,211     2,105,837     2,106,634
 Loans receivable, net................................................      2,857,622     2,965,857     3,211,325     3,314,910
Financial liabilities
 Deposit liabilities..................................................      3,679,586     3,702,717     3,584,646     3,587,518
 Short-term borrowings................................................             --            --       104,398       104,398
 Securities sold under agreements to repurchase.......................        683,180       684,543       596,504       595,692
 Advances from Federal Home Loan Bank.................................      1,032,752     1,078,744     1,249,252     1,268,226
 Long-term debt.......................................................      1,145,769     1,114,032     1,088,731     1,101,883
HEI- and HECO-obligated preferred
 securities of trust subsidiaries.....................................        200,000       201,520       200,000       191,740
Off-balance sheet items
 Loans serviced for others............................................      1,057,273        13,186       600,075        11,941
 Unused lines and letters of credit...................................        662,428        21,582       533,660        13,445

At December 31, 2001 and 2000, neither the commitment fees received on commitments to extend credit nor the fair value thereof were significant to the Company's consolidated financial statements.

Limitations. The Company makes fair value estimates at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result if the Company were to sell its entire holdings of a particular financial instrument at one time. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are provided for certain financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses could have a significant effect on fair value estimates and have not been considered.

16.  Quarterly information (unaudited)
--------------------------------------------------------------------------------
Selected quarterly information was as follows:

                                                                        Quarters ended
------------------------------------------------------------------------------------------------------------        Year ended
  (in thousands, except per share amounts)             Mar 31         Jun 30          Sep 30          Dec 31            Dec 31
------------------------------------------------------------------------------------------------------------------------------
2001
Revenues.....................................    $    433,337   $    427,339   $     447,292   $     419,309   $     1,727,277
Operating income.............................          64,934         64,700          69,051          57,488           256,173
Net income
 Continuing operations.......................          27,764         26,112          28,666          25,204           107,746
 Discontinued operations /1/.................             (19)          (524)        (21,532)         (1,966)          (24,041)
------------------------------------------------------------------------------------------------------------------------------
                                                       27,745         25,588           7,134          23,238            83,705
------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share 3
 Continuing operations.......................            0.84           0.78            0.85            0.73              3.19
 Discontinued operations /1/.................              --          (0.02)          (0.64)          (0.06)            (0.71)
------------------------------------------------------------------------------------------------------------------------------
                                                         0.84           0.76            0.21            0.67              2.48
------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share /4/
 Continuing operations.......................            0.83           0.78            0.84            0.73              3.18
 Discontinued operations /1/.................              --          (0.02)          (0.63)          (0.06)            (0.71)
------------------------------------------------------------------------------------------------------------------------------
                                                         0.83           0.76            0.21            0.67              2.47
------------------------------------------------------------------------------------------------------------------------------
Dividends per common share...................            0.62           0.62            0.62            0.62              2.48
Market price per common share /5/
 High........................................           37.75          38.40           41.25           40.90             41.25
 Low.........................................           33.56          35.75           36.12           36.80             33.56

2000
Revenues.....................................    $    400,412   $    417,299   $     452,007   $     462,593   $     1,732,311
Operating income.............................          68,834         65,712          69,644          53,343           257,533
Net income
 Continuing operations.......................          29,634         27,087          31,201          21,414           109,336
 Discontinued operations /2/.................            (658)        (7,991)         (9,152)        (45,791)          (63,592)
------------------------------------------------------------------------------------------------------------------------------
                                                       28,976         19,096          22,049         (24,377)           45,744
------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share /3/
 Continuing operations.......................            0.92           0.84            0.96            0.65              3.36
 Discontinued operations /2/.................           (0.02)         (0.25)          (0.28)          (1.39)            (1.95)
------------------------------------------------------------------------------------------------------------------------------
                                                         0.90           0.59            0.68           (0.74)             1.41
------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share /4/
 Continuing operations.......................            0.92           0.84            0.95            0.65              3.35
 Discontinued operations /2/.................           (0.02)         (0.25)          (0.28)          (1.39)            (1.95)
------------------------------------------------------------------------------------------------------------------------------
                                                         0.90           0.59            0.67           (0.74)             1.40
------------------------------------------------------------------------------------------------------------------------------
Dividends per common share...................            0.62           0.62            0.62            0.62              2.48
Market price per common share /5/
 High........................................           31.81          37.69           35.69           37.94             37.94
 Low.........................................           27.69          30.88           31.19           31.50             27.69
------------------------------------------------------------------------------------------------------------------------------

1 For 2001, amounts for the third quarter include the write-off of a China project, writedown of an investment in CEPALCO and establishment of a reserve for losses from operations during the phase-out period of the discontinued international power operations ($34.8 million pretax, $22.3 million after tax).

2 For 2000, amounts for the fourth quarter include the write-off of a Philippines investment and a related accrual ($75.7 million pretax, $36.8 million after tax).

3 The quarterly basic earnings (loss) per common share are based upon the weighted-average number of shares of common stock outstanding in each quarter.

4 The quarterly diluted earnings (loss) per common share are based upon the weighted-average number of shares of common stock outstanding in each quarter plus the dilutive incremental shares at quarter end.

5 Market prices of HEI common stock (symbol HE) shown are as reported on the NYSE Composite Tape.

                                                     HEI Directors
---------------------------------------------------------------------------------------------------------------------------
Robert F. Clarke, 59 (1)*                  Bill D. Mills, 50 (1, 2, 3, 4)          Oswald K. Stender, 70 (3, 4)
Chairman, President and                    Chairman of the Board and               Real estate consultant
Chief Executive Officer                    Chief Executive Officer                 1993
Hawaiian Electric Industries, Inc.         Bill Mills Development and
1989                                       Investment Company, Inc.                Kelvin H. Taketa, 47 (2, 3)*
                                           (real estate development)               President and Chief Executive Officer
Don E. Carroll, 60 (3, 4)                  1988                                    Hawaii Community Foundation
Chairman                                                                           (statewide charitable foundation)
Oceanic Cablevision                        A. Maurice Myers, 61 (3, 4)             1993
(cable television broadcasting)            Chairman and
1996                                       Chief Executive Officer                 Jeffrey N. Watanabe, 59 (1, 4)*
                                           Waste Management, Inc.                  Senior Partner
Constance H. Lau, 49*                      (environmental services)                Watanabe, Ing & Kawashima
President and Chief Executive Officer      1991                                    (private law firm)
American Savings Bank, F.S.B.                                                      1987
2001                                       Diane J. Plotts, 66 (1, 2, 3)*
                                           Business advisor                        Committees of the Board of Directors
Victor Hao Li, S.J.D., 60 (2)*             1987                                    ----------------------------------------
Co-chairman                                                                        (1) Executive:
Asia Pacific Consulting Group              James K. Scott, Ed.D., 50 (2)*                Jeffrey N. Watanabe, Chairman
(international business consultant)        President                               (2) Audit:
1988                                       Punahou School                                Bill D. Mills, Chairman
                                           (private education)                     (3) Compensation:
                                           1995                                          Diane J. Plotts, Chairman
T. Michael May, 55*                                                                (4) Nominating & Corporate Governance:
President and Chief Executive Officer                                                    Jeffrey N. Watanabe, Chairman
Hawaiian Electric Company, Inc.
1995


*Also member of one or more subsidiary boards
Year denotes year of election to the board of directors
Information as of February 13, 2002

                                                  HEI Executive Officers
---------------------------------------------------------------------------------------------------------------------------
Robert F. Clarke, 59                       Charles F. Wall, 62                     T. Michael May, 55
Chairman, President and                    Vice President and                      President and Chief Executive Officer
Chief Executive Officer                    Corporate Information Officer           Hawaiian Electric Company, Inc.
1987                                       1990                                    1992

Robert F. Mougeot, 59                      Andrew I. T. Chang, 62                  Constance H. Lau, 49
Financial Vice President, Treasurer        Vice President - Government Relations   President and Chief Executive Officer
and Chief Financial Officer                1985                                    American Savings Bank, F.S.B.
1988                                                                               1984
                                           Curtis Y. Harada, 46
Peter C. Lewis, 67                         Controller
Vice President-Administration and          1989
Corporate Secretary
1968

Year denotes year of employment by the Company
Information as of February 13, 2002

                                                Stockholder Information
-----------------------------------------------------------------------------------------------------------------------
Corporate headquarters                                        Dividend reinvestment and stock purchase plan
Hawaiian Electric Industries, Inc.
900 Richards Street            P. O. Box 730                  Any individual of legal age or any entity may buy HEI
Honolulu, Hawaii 96813         Honolulu, Hawaii 96808-0730    common stock at market prices directly from the Company.
Telephone:  808-543-5662                                      The minimum initial investment is $250. Additional
Facsimile:  808-543-7966                                      optional cash investments may be as small as $25. The
                                                              annual maximum investment is $120,000. After your account
New York Stock Exchange                                       is open, you may reinvest all of your dividends to
Common stock symbol: HE                                       purchase additional shares, or elect to receive some of
Trust preferred securities symbols: HEPrS (HEI),              your dividends in cash. You may instruct the Company to
HEPrQ and HEPrT (HECO)                                        electronically debit a regular amount from a checking or savings account. The Company also can deposit dividends automatically to your checking or savings account. A prospectus describing the plan may be obtained through HEI's website or by contacting shareholder services.
Shareholder services
P. O. Box 730
Honolulu, Hawaii 96808-0730
Telephone:  808-532-5841                                      Annual meeting
Facsimile:  808-532-5868                                      Tuesday, April 23, 2002, 9:30 a.m.
E-mail:  invest@hei.com                                       Pacific Tower
Office hours:  7:30 a.m. to 4:30 p.m. Hawaiian Standard       1001 Bishop Street - 8th Floor, Room 805
Time                                                          Honolulu, Hawaii 96813

    Correspondence about common stock and utility stock
ownership, dividend payments, transfer requirements,
changes of address, lost stock certificates, duplicate        Please direct inquiries to:
mailings and account status may be directed to shareholder    Peter C. Lewis
services.                                                     Vice President-Administration and Corporate Secretary
                                                              Telephone: 808-543-7900
    After March 31, 2002, a copy of the Form 10-K annual      Facsimile:  808-543-7523
report for 2001 for Hawaiian Electric Industries, Inc. and
Hawaiian Electric Company, Inc., including financial
statements and schedules, may be obtained from HEI upon
written request without charge from shareholder services      Independent auditors
(at the above address) or through HEI's website.              KPMG LLP
                                                              Pauahi Tower
Website                                                       1001 Bishop Street - Suite 2100
Internet users can access information about HEI and its       Honolulu, Hawaii 96813
subsidiaries at the following address:  http://www.hei.com    Telephone:  808-531-7286

Company news on call                                          Institutional investor and securities analyst inquiries
1-888-943-4329 (9HEIFAX)                                      Please direct inquiries to:
Our toll free, automated voice response system allows         Suzy P. Hollinger
shareholders to listen to recorded dividend and earnings      Manager, Investor Relations
information, news releases, stock quotes and the answers      Telephone:  808-543-7385
to frequently asked stockholder questions, or to request      Facsimile:  808-543-7966
faxed or mailed copies of various documents.                  E-mail:  shollinger@hei.com

Dividends and distributions                                   Transfer agents
Common stock quarterly dividends are customarily paid on      Common stock and utility company preferred stock:
or about the 10th of March, June, September and December      Shareholder services
to stockholders of record on or about the 10th of February,
May, August and November.                                     Common stock only:
                                                              Continental Stock Transfer & Trust Company
    Quarterly distributions on trust preferred securities     17 Battery Place, 8th Floor
10004 are paid by Hawaiian Electric Industries Capital        New York, New York
Trust I and HECO Capital Trusts I and II on or about          Telephone: 212-509-4000
30, September 30 and December 31 to holders of record on      Facsimile: 212-509-5150
 March 31, June the business day before the distribution
is paid.
                                                              Trust preferred securities:
   Utility company preferred stock quarterly dividends are    Contact your investment broker for information on transfer
paid on the 15th of January, April, July and October to       procedures.
preferred stockholders of record on the 5th of these
months.